Exhibit 2.2

PURCHASE AGREEMENT

between

BANCTEC, INC.

BTC INTERNATIONAL HOLDINGS, INC.

and

QUALXSERV HOLDINGS LLC

Dated as of December 11, 2008

i

(continued)

(continued)

(continued)

		Page

13.10	Counterparts	83
13.11	Waiver of Jury Trial	83

Exhibits*

Exhibit Number
Guaranty	A-1
Bill of Sale	B-1
Assignment and Assumption Agreement	C-1
Transition Services Agreement	D-1
Form of Promissory Note	E-1
Form of Legal Opinion	F-1

*      Omitted from this filing. The Company will furnish supplementally a copy of the omitted exhibits and schedules to the Commission upon request.

v

Schedules*

Title
Schedule 1.1(a)	Knowledge of Sellers
Schedule 1.1(b)	Products
Schedule 1.1(c)	Seller Intellectual Property
Schedule 2.1(a)	Purchased Contracts
Schedule 2.1(b)	Inventory
Schedule 2.1(c)	Deposits and Prepaid Charges and Expenses
Schedule 2.1(f)	Real Property Leases
Schedule 2.1(g)	Furniture and Equipment
Schedule 2.1(h)	Personal Property Leases
Schedule 2.1(p)	Telephone Numbers
Schedule 2.3(d)	Accounts Payable
Schedule 4.3(a)(i)	Agreed Principles
Schedule 4.3(a)(ii)	Reference Statement
Schedule 6.1	Organization and Good Standing of Sellers and Subsidiaries
Schedule 6.3(a)	Conflicts
Schedule 6.3(b)	Consents of Third Parties
Schedule 6.4(a)	Financial Statements — GAAP Deviations
Schedule 6.4(b)	Undisclosed Liabilities
Schedule 6.6(i)	Title to Domestic Purchased Assets
Schedule 6.6(ii)	Title to Subsidiary Assets
Schedule 6.6(iii)	Sufficiency of Assets, Properties and Rights
Schedule 6.7(a)	Subsidiaries Capitalization
Schedule 6.7(b)	Lien on Shares
Schedule 6.9	Absence of Certain Developments
Schedule 6.9(p)	Violations (Permits)
Schedule 6.10	Taxes
Schedule 6.10(b)	Contested Taxes
Schedule 6.10(g)	Tax Returns Under Audit
Schedule 6.10(y)	Subsidiaries which are Controlled Foreign Corporations
Schedule 6.11(Part A)	Real Property Leases
Schedule 6.11(Part B)	Material Real Property Leases — Lease Payments in excess of $2,500 per Month
Schedule 6.11(Part C)	Other Real Property
Schedule 6.12	Tangible Personal Property Leases — Leases with Annual Payments in excess of $25,000
Schedule 6.13(a)	Subsidiary Intellectual Property
Schedule 6.13(b)	Intellectual Property Infringement
Schedule 6.14(a)(i)	Material Contracts — Sellers
Schedule 6.14(a)(ii)	Material Contracts — Subsidiaries
Schedule 6.14(c)	Notices
Schedule 6.15(a)	Employment Benefits
Schedule 6.15(b)	Subsidiary Plans
Schedule 6.15(f)	Employee Payments or Plan Acceleration
Schedule 6.16(a)	Labor Agreements

*      Omitted from this filing. The Company will furnish supplementally a copy of the omitted exhibits and schedules to the Commission upon request.

Schedule	Title
Schedule 6.16(c)	Employee Related Legal Proceedings
Schedule 6.17	Litigation
Schedule 6.18(a)	Compliance with Laws
Schedule 6.18(b)(i)	Permits
Schedule 6.18(b)(ii)	Non-Transferable Permits
Schedule 6.19	Environmental Matters
Schedule 6.20	Financial Advisors
Schedule 6.21	Top Ten Suppliers for 12 Month Period ended August 31, 2008
Schedule 6.22	Top Ten Customers for 12 Month Period ended August 31, 2008
Schedule 6.23	Affiliated Transactions
Schedule 6.25(a)(i)	Insurance Policies Transferring with Subsidiaries upon Closing
Schedule 6.25(a)(ii)	Insurance Policies Terminating upon Closing
Schedule 6.26	Intercompany Payable Balances as of 8/31/08
Schedule 7.3(a)	Purchaser’s Conflicts
Schedule 7.3(b)	Purchaser’s Filings, etc.
Schedule 8.2(a)	Conduct of the Business — Affirmative Covenants
Schedule 8.2(b)	Conduct of the Business — Negative Covenants
Schedule 8.16(i)	Affiliate Transactions
Schedule 8.16(ii)	Terminated Affiliate Transactions
Schedule 9.1(d)	Severance Policies
Schedule 10.1(h)	Consents of Third Parties as Purchaser’s Closing Condition

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”), dated as of December 11, 2008, between BancTec, Inc., a Delaware corporation (“Parent”), BTC International Holdings, Inc., a Delaware corporation (“International”, with each of Parent and International a “Seller” and collectively, “Sellers”), and QualxServ Holdings LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Sellers and the Subsidiaries presently conduct the Business;

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Sellers, all of the Purchased Assets, all of the Assumed Liabilities and the Purchased Shares, all as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1                                 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Bank” means General Electric Capital Corporation, Wells Fargo Foothill, LLC and such other lenders party to the Existing Loan Documents from time to time.

“Business” means the Information Technology Service Management (“ITSM”) business, assets and operations of Sellers and the Subsidiaries, but excluding all other business and operations of Sellers.

“Business Day” means any day (other than Saturday or Sunday) of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means cash, cash equivalents, bank deposits and similar cash items, excluding cash deposits which constitute Purchased Assets pursuant to Section 2.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible, provided that such person is not required to expend funds or assume liabilities beyond those that are reasonable in nature and amount in the context of the transaction.

“Companies Acts” means the Companies Act 1985 and 2006 of England and Wales (UK).

“Competition Law” the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Confidential Information” means any (i) confidential and non-public information, whether visually, in writing or otherwise concerning the strategies, ideas, policies, sub-contractors, suppliers, customers, vendors, competitors, business and affairs of the applicable Person, graphs, samples, inventions and ideas, past, current and planned marketing methods, processes, strategies and materials, supplier and customer lists, price lists, pricing policies and strategies, market studies, business plans, contracts with any Person, proposals, equipment purchase strategies, names or other information, strategies for business plans, plans, ideas, concepts, designs, drawings, specifications, techniques, models, data, Documentation, diagrams, flow charts, research, discoveries, development, processes, procedures and “know how”, and any information, however documented, that is proprietary, confidential and non-public, whether or not such information would be deemed a trade secret under applicable Law; (ii) confidential and non-public information concerning the business and affairs of the applicable Person and its respective Affiliates (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, proposed personnel and personnel training techniques and materials), however documented; and (iii) confidential and non-public information contained in all notes, analyses, compilations, studies, summaries and all other material prepared by the applicable Person or its respective representatives containing or based, in whole or in part, on any information included in any of the foregoing clauses (i) and (ii).  Notwithstanding anything to the contrary contained herein, Confidential Information of any party hereto shall not include any information that (A) is or was in the public domain at the time of its receipt, or subsequently came into the public domain through no fault of the receiving party; (B) was received by any party hereto from an unrelated third party, free of any obligation of confidence to the disclosing party; (C) was already in the possession of the receiving party prior to receipt thereof, directly or indirectly, from such disclosing party; (D) is independently acquired or developed by the receiving party without violating any of its obligations to such other party under this Agreement or (E) is required to be disclosed by applicable Law.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Controlled Foreign Corporation” means each Subsidiary which meets the stock ownership requirements of Section 957(a) of the Code.

“Damages” means, collectively, any and all Liabilities, deficiencies, expenses, damages, Orders, costs and expenses, including reasonable attorneys’ fees and expert witness and consultant fees; provided, however, “Damages” shall not include any punitive or exemplary damages (collectively, “Extraordinary Damages”), except to the extent such Extraordinary Damages result from a Third Party Claim.

“Deferred Revenue” means funds advanced to the Business by its customers prior to the performance of services.

“Designated Shared Employee” means any Employee who has been identified as a Designated Shared Employee by Parent as provided in writing to Purchaser on the date hereof.

“Documentation” means files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (including design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (including installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (including sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related primarily to the Business and the Purchased Assets in each case whether or not in electronic form; provided, however, that “Documentation” shall not include (i) duplicate copies of such Documentation retained by Sellers or their Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement, (ii) personnel files, or (iii) performance reviews or any matter reasonably related thereto (including disciplinary action reports), related to any Hired Employee.

“Employee” means (i) any employee of Sellers who is engaged primarily in the Business, (ii) any Designated Shared Employee, (iii) any individual who is hired by Sellers to replace any Designated Shared Employee, and (iv) any employee or Worker of any Subsidiary.

“Environment” means the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

“Environmental Law” means any applicable Law which currently is in effect relating to the protection of human health and the environment or natural resources, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act

(42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and Part 11A of the Environmental Protection Act 1990 (UK), and the regulations promulgated pursuant thereto, as each has been amended, and the equivalents of such statutes and regulations promulgated pursuant thereto in jurisdictions outside the United States.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Contracts” means, except for the Purchased Contracts, each of the Contracts to which Sellers are a party, including, for the avoidance of doubt, this Agreement and the rights of Sellers pursuant hereto.

“Existing Loan Documents” means that certain Amended and Restated Credit Agreement, dated February 7, 2008, by and among BancTec, Inc., the other credit parties thereto, General Electric Capital Corporation, Wells Fargo Foothill, LLC and the other lenders party thereto.

“Former Employee” means any Employee (excluding Subsidiary Employees) who has separated from service with Parent prior to the Closing.

“Furniture and Equipment” means the furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Sellers in the conduct of the Business as set forth on Schedule 2.1(g).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, commission, instrumentality or authority thereof, or any quasi governmental or private body exercising any regulatory or Taxing Authority thereunder or any court, tribunal, judicial body, administrative officer, magistrate or panel, or arbitrator (public or private).

“Hazardous Material” means any substance, material, condition or waste defined or described under any Environmental Law by such terms as “hazardous,” “contaminant,” “pollutant,” “toxic” or words of similar meaning.

“Health & Safety Laws” means any applicable Law which currently is in effect which relates to or applies to the occupational health and safety of any person, including the Health and Safety at Work etc. Act 1974 and the Control of Asbestos Regulations 2006 (UK) and the Construction (Design and Management) Regulations 2007 (UK).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person, and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities incurred in the Ordinary Course of Business) and all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iii) all obligations of the type referred to in clauses (i) and (ii) of any other Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that “Indebtedness” shall not include any Deferred Revenue.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 10.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 10.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention:  (i) all patents and applications therefor, including all continuations, divisionals and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights and mask works, along with all applications, registrations, reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets (“Trade Secrets”); and (v) Technology.

“Intentional Misrepresentation” means an intentional misrepresentation (including the intentional omission of a material fact) made (i) in Article 6, which any of the Persons identified on Schedule 1.1(a) actually knew to be false on the date hereof, or (ii) in the certificate(s) delivered to Purchaser pursuant to Sections 10.1(a) or 10.1(b) hereof, which any of the Persons identified on Schedule 1.1(a) actually knew to be false on the Closing Date.

“Intercompany Transaction” has the meaning set forth in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision or administrative rule of state, local, or foreign Law.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Sellers” means the actual knowledge (after reasonable investigation) of each Person identified on Schedule 1.1(a).

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, human rights, wages, hours, workplace safety and insurance or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN Act, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule, regulation, order, requirement or rule of law (including common law), by-laws, legislations, directives, treaties, decisions of court or tribunal and judgments.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt (including Indebtedness), liability or obligation (whether direct or indirect, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Licensed Intellectual Property” means the Intellectual Property owned by another Person that is (i) licensed to either Seller and used in the Business; or (ii) licensed to any Subsidiary.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of pre-emption, right to acquire, covenant, right of first offer or refusal, easement, assignment, retention or other security agreement or arrangement, servitude or transfer restriction or other encumbrance.

“Material Adverse Effect” means a material adverse effect on (i) the Business, the Purchased Assets or the Subsidiaries (taken as a whole) or the assets, liabilities, properties, results of operations or financial condition of the Business, the Purchased Assets or the Subsidiaries (taken as a whole); (ii) the ability of Purchaser to conduct the Business in the manner in which it is currently operated by Sellers and the Subsidiaries (taken as a whole), or (iii) on the ability of a Seller to consummate the transactions contemplated by this Agreement or a Seller Document, other than an effect resulting from an Excluded Matter.  “Excluded Matter” means any one or more of the following:  (i) the effect of any change in the United States or foreign economies or securities or financial markets in general (including any change in currency exchange rates), other than any change that has a materially disproportionate effect on the Business, the Purchased Assets, or the Subsidiaries (taken as a whole) relative to other Persons in such industry, in which case, such change may be considered in determining whether there has been a Material Adverse Effect; (ii) the effect of any change that generally affects the industries in which the Business is conducted, other than any change that has a materially disproportionate effect on the Business or the Subsidiaries (taken as a whole) relative to other Persons in such industry, in which case, such change may be considered in determining whether there has been a Material Adverse Effect; (iii) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Sellers or the Subsidiaries; (iv) the effect of any changes in applicable Laws, other than any change that has a materially disproportionate effect on the Business or any Seller or Subsidiary relative to other Persons in such industry, in which case, such change may be considered in determining whether there has been a Material Adverse Effect; or (v) any effect resulting from the announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Net Asset Position” means (i) the consolidated total current assets of the Business (excluding Cash used in the Business) reduced by the consolidated total Liabilities of the Business, in each case as of the Effective Time.

“Net Book Value” means the consolidated total assets of the Business (including Cash used in the Business) reduced by the consolidated total Liabilities of the Business, in each case as of the Effective Time.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, award or other decision issued, promulgated or entered by or with any Governmental Body of competent jurisdiction.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business and the Subsidiaries, as conducted by Sellers or the Subsidiaries.

“OSHA” means the United States Occupational Safety and Health Administration.

“Permits” means the approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, worker’s, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning, entitlement and other land use regulations by any Governmental Body; (iv) title of a lessor under a capital or operating lease; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which would not be material to the Business or the Subsidiaries.  For purposes of clarification, any Liens arising under the Existing Loan Documents shall not be “Permitted Exceptions”.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Products” means the products or services developed, manufactured, marketed, provided or sold by either Seller, as it relates to the Business, or by any Subsidiary, including those set forth on Schedule 1.1(b).

“Property” the premises demised by the UK Lease.

“Purchased Contracts” means each of the Contracts relating to the Business to which Parent is a party as listed on Schedule 2.1(a).

“Purchaser Material Adverse Effect” means the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Reference Date” means August 31, 2008.

“Seller Intellectual Property” means the Intellectual Property set forth on Schedule 1.1(c) that will be licensed by Sellers to Purchaser under the Seller Intellectual Property License Agreement.

“Seller Intellectual Property License Agreement” means the License Agreement to be mutually agreed upon and entered into by Sellers and Purchaser on or prior to the Closing Date.

“Shares” means the issued and outstanding shares or capital stock of any of the Subsidiaries as set forth on Schedule 6.7(b).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Subsidiary” or “Subsidiaries” means each or any of BancTec Service Europe B.V., a private company with limited liability organized under the laws of the Netherlands (“BancTec Netherlands”); BancTec Service Canada Inc., a corporation organized under the laws of Canada (“BancTec Canada”); BancTec Service UK Limited, a private limited company organized under the laws of England and Wales and registered under company number 05027063 (“BancTec UK Ltd.”); BancTec Service France, a société par actions simplifiée organized under the laws of France (“BancTec France”); BancTec Service Germany GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (“BancTec Germany”); BancTec Service Belgium, a société privée à responsabilité limitée organized under the laws of Belgium (“BancTec Belgium”); BancTec Service Italy S.r.l., a limited liability company organized under the laws of Italy (“BancTec Italy”); BancTec Service Czech Republic s.r.o., a limited liability company organized under the law of the Czech Republic (“BancTec Czech Republic”), and BancTec Third Party Maintenance, Inc., a Texas corporation (“BancTec Maintenance”).

“Subsidiary Employees” means any current or former employee of any Subsidiary.

“Subsidiary Intellectual Property” means the Intellectual Property owned by the Subsidiaries.

“Subsidiary Plan” means each Employee Benefit Plan (i) that is sponsored solely by any Subsidiary and not by any Seller, or (ii) that primarily covers Employees of the Subsidiaries and their eligible dependents, beneficiaries, and alternate payees, but excluding all of the Key Employee Retention Agreements disclosed in Schedule 6.15(b).

“Target Business Cash” means Two Million Eight Hundred Seventy-Nine Thousand Dollars ($2,879,000).

“Target Net Asset Position” means One Million Two Hundred Sixteen Thousand Dollars ($1,216,000).

“Tax” or “Taxes” means any and all taxes, charges, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, goods and services, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, recycling, waste disposal, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, assessments or charges of any kind whatsoever, imposed by any Taxing Authority, including any liability therefor as a transferee, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

“Taxing Authority” means the IRS, HM Revenue & Customs and any other Governmental Body responsible for the administration or collection of any Tax.

“Tax Return” means any return, declaration, report or statement required to be filed with respect to any Tax (including any elections, declarations or attachments thereto and any related or supporting information required to be filed therewith, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes a Seller, Subsidiary or any Affiliates thereof.

“Technology” means all technical information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, Software, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Third Party Claim” means any claim or the commencement of any Legal Proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Transfer Documents” means the Bill of Sale, in such form as attached as Exhibit B hereto, the Assignment and Assumption Agreement, in such form as attached as Exhibit C hereto, and the Netherlands Deed.

“Treasury Regulation” or “Treasury Regulations” means the United States Treasury Regulations (including Temporary and Proposed Regulations) promulgated by the Internal Revenue Service, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

“UK Lease” means that certain Lease relating to Windsor House Riverside Park, Millbrook Way SL3 0HG dated March 21, 2007, by and among Brill Properties (Poyle) Limited, BancTec Service UK, Ltd. and BancTec Limited registered under title number BK412701 at the HM Land Registry in England and Wales.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

“Worker” means any individual who has a contractual relationship to provide services for any of the Subsidiaries, and is subsequently deemed to be an employee of such Subsidiary.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Absentee Employees	9.1(b)
Actual Business Cash	4.4(a)
Actual Net Asset Position	4.4(a)
Actual Shared Expenses	4.4(a)
Adjusted Purchase Price	4.2(a)
After Acquired Business	8.8(b)
Agreed Principles	4.3(a)
Agreement	Preamble
Annual Consideration	4.1(a)
Antitrust Laws	8.4(b)
Asset Acquisition Statement	2.7
Assumed Liabilities	2.3
Balance Sheet	6.4(a)
Balance Sheet Date	6.4(a)
BancTec Belgium	1.1 (in Subsidiary definition)
BancTec Canada	1.1 (in Subsidiary definition)
BancTec Czech Republic	1.1 (in Subsidiary definition)
BancTec France	1.1 (in Subsidiary definition)
BancTec Germany	1.1 (in Subsidiary definition)
BancTec Italy	1.1 (in Subsidiary definition)
BancTec Limited	8.12(a)

Term	Section

BancTec Maintenance	1.1 (in Subsidiary definition)
BancTec Maintenance Shares	3.1(b)
BancTec Netherlands	1.1 (in Subsidiary definition)
BancTec UK Ltd.	1.1 (in Subsidiary definition)
Bulk Sales Filings	8.19
Canada Shares	3.1(a)
Cap	11.5(a)
Cash Purchase Price	4.1(a)
Closing	5.1(a)
Closing Balance Sheet	4.3(a)
Closing Date	5.1(a)
COBRA Transition Period	9.2(f)
Copyrights	1.1 (in Intellectual Property definition)
Covenant Survival Period	11.1(b)
Definitive Closing Amount	4.4(g)
Effective Time	5.1(c)
Employee Benefit Plans	6.15(a)
Environmental Permits	6.19(a)
Estimated Business Cash	4.3(a)
Estimated Closing Amount Adjustment	4.3(a)
Estimated Closing Statement	4.3(a)
Estimated Net Asset Position	4.3(a)
Estimated Shared Expenses	4.3(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Matter	1.1 (in Material Adverse Effect definition)
Excluded Representations	11.1(a)
Extraordinary Damages	1.1 (in Damages definition)
Final Closing Amount Adjustment	4.4(a)
Final Closing Statement	4.4(a)
Financial Statements	6.4(a)
FIRPTA Certificate	8.15(a)
Foreign Tax Withholding Certificate	8.15(b)
Hired Employees	9.1(b)
Indemnification Claim	11.4(b)
Indemnification Interest Date	11.6(c)
Independent Accountant	4.4(d)
International	Preamble
Insolvency Act	6.32(a)(i)
ITSM	1.1 (in Business definition)
Marks	1.1 (in Intellectual Property definition)
Material Contracts	6.14(a)
Material Real Property Lease	6.11
Material Real Property Leases	6.11
Multiemployer Plan	6.15(b)

Term	Section

Netherlands Deed	5.1(b)
Netherlands Shares	3.1(c)
Nonassignable Assets	2.5(b)
Notice of Disagreement	4.4(c)
Parent	Preamble
Parent Employees	9.1(b)
Parent Group Return	12.4(b)(i)
Parent Marks	8.11
Patents	1.1 (in Intellectual Property definition)
Personal Property Leases	6.12
Post-Closing Covenants	11.1(b)
Post-Closing Tax Returns	12.4(b)(i)
Pre-Closing Covenants	11.1(b)
Pre-Closing Tax Period	12.3(a)
Promissory Note	4.1(b)
Purchased Assets	2.1
Purchased Shares	3.1(c)
Purchaser	Preamble
Purchaser Documents	7.2
Purchaser Indemnified Parties	11.2(a)
Purchaser’s Final Closing Amount Certificate	4.4(b)
Real Property Lease	6.11
Real Property Leases	6.11
Reference Statement	4.3(a)
Restricted Business	8.8(b)
Restricted Person	8.7(a)
Seller	Preamble
Seller Documents	6.2
Seller Group	13.9
Seller Indemnified Parties	11.3(a)
Sellers	Preamble
Straddle Period	12.4(c)
Subsidiary Assets	6.6
Subsidiary Employee	9.1(a)
Survival Period	11.1(b)
Tax Benefit	11.6(b)
Tax Claim	12.4(d)(i)
Tax Cost	11.6(b)
Third Party Administrative Expenses	9.2(f)
Termination Date	5.2(a)
Total Consideration	4.1(a)
Trade Secrets	1.1 (in Intellectual Property definition)
Transaction Documents	7.2
Transfer Taxes	12.1
Warranty Survival Period	11.1(a)

1.3                                 Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule if its relevance to such other Schedules is clearly apparent.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or other financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or other financial statement that related to the subject matter of such representation that is clearly apparent, (b) such item is otherwise specifically set forth on the balance sheet or other financial statement or (c) is specifically set forth in the notes thereto.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                                 Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Parent, and Parent shall sell, transfer, assign, convey and deliver to Purchaser all of Parent’s right, title and interest in, to and under the Purchased Assets free and clear of any Liens or Liabilities other than Permitted Exceptions and Assumed Liabilities.  “Purchased Assets” shall mean the following assets and rights of Parent primarily used in the Business as of the Closing:

(a)           the Purchased Contracts as set forth on Schedule 2.1(a);

(b)           the inventory of Parent used primarily in connection with the Business as set forth on Schedule 2.1(b);

(c)           the deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including the prepaid rent, of Parent related to any Purchased Assets as set forth on Schedule 2.1(c);

(d)           the accounts receivable of Parent related to the Business as of the Effective Time and all rights of Sellers to collect (and retain) from customers of the Business all fees and other amounts payable to Parent, or that may become payable on or prior to the Effective Time as set forth on the Balance Sheet;

(e)           ownership and all other rights Parent may have with respect to all Subsidiary Plans;

(f)            all rights of Parent under each Real Property Lease specified on Schedule 2.1(f), together with all tenant improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(g)           the Furniture and Equipment as set forth on Schedule 2.1(g);

(h)           the Personal Property Leases of Parent as set forth on Schedule 2.1(h);

(i)            (A) all Documentation used in the Business, including Documentation relating to Products, services, marketing, advertising, promotional materials, and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence; (B) prior background checks for any Hired Employee to the extent such transfer is permitted under applicable Law; and (C) training records for the Hired Employees; provided, however, that Parent shall have ninety (90) days following the Closing Date to provide to Purchaser such training records;

(j)            all minute books, organizational documents, stock registers and such other books and records of any Subsidiary;

(k)           the Permits held by Sellers and used in or primarily related to the Business;

(l)            the supplies held by Sellers and used in or primarily related to the Business;

(m)          the rights of Parent under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with third parties or with Employees or Former Employees of Parent or any Subsidiary, in each case to the extent relating to the Business or the Purchased Assets, other than the rights of Parent under such agreements with third parties relating to the Parent’s sale of the Business;

(n)           the rights of Parent under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Products sold, or services provided, to Parent or to the extent affecting any Purchased Assets;

(o)           all Cash generated by the operation of the Business or received by the Business at and after the Effective Time;

(p)           all rights of Sellers to the telephone numbers exclusively used in the Business set forth on Schedule 2.1(p);

(q)           all of Sellers’ causes of action, claims, credits, demands or rights of set-off against third parties, relating to the Business or any Purchased Asset;

(r)            all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Purchaser is the successor to the Business;

(s)           all assets reflected on the Balance Sheet; and

(t)            all proceeds received or receivable by Sellers under insurance policies as a result of any damage to or destruction of any Purchased Asset that occurs during the period between the Reference Date and the Closing to the extent Sellers have not used such proceeds to repair or replace such damaged or destroyed Purchased Assets.

2.2                                 Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Parent and/or International, as the case may be, shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean all assets, properties, interests and rights of Parent or International other than the Purchased Assets, including without limitation each of the following assets:

(a)           the Excluded Contracts;

(b)           all Cash of Sellers relating to the Business and held by Sellers prior to the Effective Time excluding any and all Cash held by the Subsidiaries;

(c)           all minute books, organizational documents, stock registers and such other books and records of any Seller as pertains to ownership, organization or existence of such Seller and duplicate copies of such records as are necessary to enable Sellers to file Tax returns and reports;

(d)           any Intellectual Property rights and Technology of Sellers, except as licensed to Purchaser under the Seller Intellectual Property License Agreement;

(e)           all personnel files of Sellers for any Employee or Former Employee of Parent, except for copies of background checks and training records of the Hired Employees that are being transferred pursuant to Section 2.1(i) and that Parent is not required by law to retain; provided, however, that the portion of such files treated as Purchased Assets pursuant to Section 2.1(i) shall not be Excluded Assets;

(f)            ownership and other rights with respect to all Employee Benefit Plans, other than the Subsidiary Plans;

(g)           any (i) other books and records that Sellers reasonably demonstrate they are required by Law or Order to retain the original thereof, provided that, if permitted by Law or Order, Parent shall provide Purchaser with copies of such books and records that relate to the Business and (ii) information management systems of Parent;

(h)           any bank accounts of Sellers;

(i)            any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for Taxes attributable to the ownership or operation of the Purchased Assets for any period ending prior to the Effective Time or for Taxes attributable to the ownership or operation of the Excluded Assets for any period, together with any interest due thereon or penalty rebate arising therefrom;

(j)            other than as described in Section 2.1(t), all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Parent, other than those relating to the Purchased Assets, Assumed Liabilities or the Subsidiary Plans;

(k)           any rights, claims or causes of action of Sellers against third parties relating to assets, properties, business or operations of any Seller not related to the Business;

(l)            all Tax returns and financial statements of Sellers and the Business and all records (including working papers) related thereto; provided, that upon request Sellers shall provide Purchaser with copies of the portions of such Tax returns, financial statements and records that relate solely to the Subsidiaries;

(m)          all of Sellers’ causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(n)           all of Sellers’ real estate and fixtures located in Irving, Texas, Plainview, New York, Oklahoma City, Oklahoma, and Monroeville, Pennsylvania;

(o)           all of Seller’s computer, Software, telecommunications, and other infrastructure except as otherwise specified as transferring to Purchaser pursuant to Section 2.1 hereof; and

(p)           all rights that accrue to Sellers under this Agreement.

2.3                                 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)           Liabilities of Parent under the Purchased Contracts (other than for previously paid performance required to have been made prior to the Effective Time), including, for the avoidance of doubt, any performance obligations associated with Deferred Revenue related thereto;

(b)           all Liabilities relating to Hired Employees arising from or related to their employment or termination of employment by Purchaser on or after the Effective Time, except: (i) all Liabilities arising from or under any Employee Benefit Plan (other than the Subsidiary Plans) prior to the Effective Time unless specifically assumed by Purchaser under Article 9, (ii) all Liabilities specifically assumed by Parent under Article 9 and (iii) workers’ compensation, employment discrimination, back pay and overtime pay, whistleblower, tort (not in the nature of workers’ compensation) and other employment related  claims against Parent incurred solely with respect to employment prior to the Effective Time or arising with respect to any Seller’s conduct occurring prior to the Effective Time;

(c)           Liabilities arising at or after the Effective Time from the sale of Products in the Ordinary Course of Business at and after the Effective Time pursuant to product warranties, product returns and rebates;

(d)           Liabilities constituting, or arising in connection with, accounts payable and accrued Liabilities existing at the Effective Time as set forth on Schedule 2.3(d);

(e)           Liabilities arising from claims or lawsuits related to events arising at or after the Effective Time;

(f)            one-half of Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(g)           Liabilities for Taxes relating to the Purchased Assets for all taxable periods beginning at or after the Effective Time or for the portion of any Straddle Period beginning at or after the Effective Time;

(h)           Liabilities reflected on the Balance Sheet; and

(i)            Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4                                 Excluded Liabilities.  Purchaser will not assume or be liable for any Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of Sellers other than the Assumed Liabilities.  Excluded Liabilities shall include Liabilities existing on or attributable to an act, omission or circumstance that occurred or existed prior to the Effective Time in respect of the Business (other than (i) the obligation to perform under the Purchased Contracts on or after Closing, (ii) accrued Liabilities to the extent reflected on the Balance Sheet and (iii) the Assumed Liabilities as otherwise specifically provided herein) and the following Liabilities:

(a)           all Liabilities arising out of Excluded Assets, including Excluded Contracts;

(b)           except as otherwise provided in Section 2.3(f), all Liabilities for Taxes (i) for all taxable periods of Sellers, in the case of Taxes relating to the Excluded Assets, (ii) for all taxable periods ending prior to the Effective Time and for the portion of any Straddle Period ending prior to the Effective Time, in the case of Taxes relating to the Purchased Assets (other than accrued Taxes to the extent reflected on the Balance Sheet (net of any refunds reflected on the Balance Sheet)) and (iii) under any Tax allocation, sharing or similar agreement;

(c)           one-half of all Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(d)           all Liabilities relating to amounts required to be paid by Sellers hereunder;

(e)           Liabilities arising under or pursuant to Environmental Laws related to the Business or the Purchased Assets, whether known or unknown, contingent or reserved, including but not limited to Liabilities arising out of or related to the presence, use, storage, disposal, treatment or release of Hazardous Materials by the Business or at any of the Purchased Assets; and

(f)            except as specifically assumed by Purchaser pursuant to Article 9, (i) all Liabilities to any Former Employee and any Hired Employee arising from or related to their employment or termination of employment at or before the Effective Time (excluding Hired Employees as to whom Purchaser breaches any of its obligations under Article 9), but including any Legal Proceedings against Parent with respect to the Business that arises from the employment or termination of employment of any Former Employee or Hired Employee prior to the Effective Time), (ii) workers’ compensation, employment discrimination, back pay and overtime pay, whistleblower, tort (not in the nature of workers’ compensation) and other employment related claims against Parent solely incurred with respect to employment prior to the Effective Time or directly arising from any Seller’s conduct occurring prior to the Effective Time, and (iii) any Liability specifically assumed by Parent pursuant to Article 9.

2.5                                 Further Conveyances and Assumptions; Consent of Third Parties.

(a)           From time to time following the Closing, Sellers and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transfer Documents and to assure fully to Sellers and their Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transfer Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment without its consent (“Nonassignable Assets”) unless and until such consent to assignment shall have been obtained.  With respect to the Nonassignable Assets, Parent shall use its Commercially Reasonable Efforts for up to one hundred and eighty (180) days following the Closing Date to obtain such consents promptly; provided, however, that such efforts shall not require Parent or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.  Purchaser shall use its Commercially Reasonable Efforts to cooperate with Parent at its request to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Assumed Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Parent and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.  To the extent permitted by applicable Law and the terms of the Nonassignable Assets, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Effective Time, by Parent in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Parent’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Parent shall take or cause to be taken such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Parent shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Effective Time, Parent authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Parent or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Parent and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Parent and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Damages based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

(c)           If a required consent with respect to a Nonassignable Asset is obtained after the Effective Time, the Nonassignable Asset subject to such consent shall be deemed to have been assigned and transferred to Purchaser as of the date such consent is effective.

2.6                                 Bulk Sales Laws.  Purchaser and Sellers hereby waive compliance with the requirements and provisions of any “bulk-transfer” Laws that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser, except in the states of California, Florida, Massachusetts, New York and Texas.

2.7                                 Purchase Price Allocation.  Not later than one hundred eighty (180) days after the Closing Date, Parent shall prepare and deliver to Purchaser a tentative copy of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Total Consideration, subject to adjustment pursuant to Section 4.2, among the Purchased Assets; it being agreed, for the avoidance of doubt, that such Asset Acquisition Statement shall be based upon an appraisal obtained by Parent of the Purchased Assets by an appraisal firm mutually agreed to by Sellers and Purchaser.  Purchaser shall have thirty (30) days after receipt of the Asset Acquisition Statement to notify Parent in writing of any objections.  If Purchaser does not object in writing during such thirty (30) day period, the Asset Acquisition Statement shall be final and binding on all parties.  If Purchaser objects in writing during such thirty (30) day period, Purchaser and Parent will attempt in good faith to resolve the disputed items.  If the parties are unable to reach an agreement within sixty (60) days of Purchaser’s receipt of the Asset Acquisition Statement, any disputed items shall be referred to the Independent Accountant for resolution.  The determination of the Independent Accountant shall be final and binding on all parties, and the fees, costs and expenses of the Independent Accountant shall be split equally between Parent and Purchaser.

ARTICLE 3.

SALE AND PURCHASE OF CAPITAL STOCK

3.1                                 Sale and Purchase of Shares.

(a)           Upon the terms and subject to the conditions contained herein, on the Closing Date, International shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any Lien, and Purchaser shall purchase from International, all of the Shares of BancTec Canada which are issued and outstanding and which are owned by International (the “Canada Shares”).

(b)           Upon the terms and subject to the conditions contained herein, on the Closing Date, Parent shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any Lien, and Purchaser shall purchase from Parent, all of the Shares of BancTec Maintenance which are issued and outstanding and which are owned by Parent (the “BancTec Maintenance Shares”).

(c)           Upon the terms and subject to the conditions contained herein, on the Closing Date, International shall sell to Purchaser, free and clear of any Lien, and Purchaser shall purchase from International, all of the Shares of BancTec Netherlands which are issued and outstanding and which are owned by International (the “Netherlands Shares”, and together with the Canada Shares and the BancTec Maintenance Shares, the “Purchased Shares”).

ARTICLE 4.

CONSIDERATION

4.1                                 Consideration.

(a)           The aggregate consideration for the Purchased Assets and the Purchased Shares shall be (i) an amount in cash equal to Ten Million Dollars ($10,000,000) (the “Cash Purchase Price”), subject to adjustment as provided in Sections 4.3 and 4.4 hereof; (ii) an amount in cash equal to Three Million Dollars ($3,000,000), to be paid in annual installments of One Million Dollars ($1,000,000), each on or before December 31 of years 2009, 2010 and 2011 (the “Annual Consideration”); and (iii) the assumption of the Assumed Liabilities (together with the Cash Purchase Price and the Annual Consideration the “Total Consideration”).

(b)           In addition, Purchaser shall purchase from Parent the Business’s inter-company Indebtedness owed to Parent and certain of its subsidiaries having an outstanding balance of Four Million Five Hundred Thousand Dollars ($4,500,000) immediately prior to the Effective Time, in a transaction separate from the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities in exchange for Purchaser’s Promissory Note, attached hereto as Exhibit E (the “Promissory Note”) in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000), which note shall be repaid in twelve quarterly installments of Three Hundred Seventy-Five Thousand Dollars ($375,000) each, beginning on March 31, 2009.

4.2                                 Payment of Adjusted Purchase Price.

(a)           On the Closing Date, Purchaser shall pay (i) the Cash Purchase Price; plus (ii) the Estimated Closing Amount Adjustment (for the avoidance of doubt, if the Estimated Closing Amount Adjustment is a negative number, this will result in a reduction to the Cash Purchase Price) (the Cash Purchase Price, as so adjusted, being the “Adjusted Purchase Price”) to Sellers, which shall be paid by wire transfer of immediately available funds into an account designated by Sellers.

(b)           The amount of any payment to be made pursuant to Section 4.1 shall bear interest from and including the fifth (5th) Business Day after the date such payment was due to be made (but excluding the date of payment) at a rate per annum equal to the rate of interest published by The Wall Street Journal Eastern Edition as the Prime Rate during the period from the fifth (5th) Business Day after the date such payment was due to be made to the date one (1) day prior to the date of payment plus four percent (4%).  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.

4.3                                 Pre-Closing Calculation of Estimated Closing Amount Adjustment.

(a)           Parent will prepare or cause to be prepared in good faith, in accordance with the accounting principles set forth on Schedule 4.3(a)(i) (the “Agreed Principles”), and delivered to Purchaser at least five (5) Business Days prior to the Closing Date, a statement (the “Estimated Closing Statement”) presenting the estimated:  (i) consolidated balance sheet of the Business as of the Effective Time and the balance sheet of each of the Subsidiaries as of the Effective Time (collectively, the “Closing Balance Sheet”); (ii) Net Asset Position (the “Estimated Net Asset Position”); (iii) amount of Cash in the Business (the “Estimated Business Cash”); and (iv) expenses attributable to the Business for the twelve (12) months ended August 31, 2008 reflected in the consolidated financial statements of Parent rather than the Financial Statements of the Business (the “Estimated Shared Expenses”), in each of clauses (i), (ii), and (iii) above, as of the Effective Time.  The Estimated Closing Statement shall also include a certificate setting forth Parent’s calculation of an amount equal to (A) the Estimated Net Asset Position less the Target Net Asset Position (which may be positive or negative); plus (B) the Estimated Business Cash less the Target Business Cash (which may be positive or negative); and less (C) the amount, if any by which the Estimated Shared Expenses exceed Three Million Dollars ($3,000,000) (together, the “Estimated Closing Amount Adjustment”).  Each item comprising the Estimated Closing Amount Adjustment shall be determined in accordance with the Agreed Principles.  Attached hereto as Schedule 4.3(a)(ii) is a schedule showing the Estimated Closing Amount Adjustment as of the Reference Date (“Reference Statement”).

(b)           The Estimated Closing Statement will be prepared in accordance with the Agreed Principles in a manner and on a basis consistent with the manner in and basis on which the Reference Statement was prepared.

(c)           Sellers and the Subsidiaries shall (i) cooperate in good faith with Purchaser in connection with Purchaser’s review of the Estimated Closing Statement and (ii) grant Purchaser and its representatives (including its advisors and accountants) access at reasonable times and places to all books, records (including any work papers) and employees, advisors and representatives of the Business reasonably requested by Purchaser in connection with Purchaser’s review of the Estimated Closing Statement.  The Estimated Closing Statement shall be reasonably acceptable to and agreed to by Purchaser, and Parent and Purchaser shall cooperate in good faith to resolve any disputes raised by Purchaser with respect to items set forth in the Estimated Closing Statement and consider whether any modifications thereto are applicable prior to the Closing; provided that (iii) if (A) Parent and Purchaser are unable to agree on the Estimated Closing Statement or the Estimated Closing Amount Adjustment notwithstanding such good faith efforts to resolve any such disputes prior to the Closing and (B) the aggregate amount of such disputes is less than Five Hundred Thousand Dollars ($500,000), then the Estimated Closing Amount Adjustment reflected on the Estimated Closing Statement prepared by Parent in accordance with Section 4.3(a), with any modifications agreed to by Parent and Purchaser, shall be used in the calculation of the Estimated Closing Amount Adjustment for purposes of determining the Adjusted Purchase Price payable pursuant to Section 4.2 and (iv) no actions taken by Purchaser pursuant to this Section shall operate as a waiver of or otherwise affect or impair Purchaser’s ability to take any actions or assert any disagreement or other rights pursuant to Section 4.4.

4.4                                 Post-Closing Calculation of Closing Amount Adjustment.

(a)           As promptly as practicable, but no later than seventy-five (75) days after the Closing Date, Parent shall cause to be prepared and delivered to Purchaser the Final Closing

Statement (defined below) along with a copy of all supporting documentation reasonably necessary for the preparation of the Final Closing Statement (defined below) and a certificate based on such Final Closing Statement setting forth Parent’s calculation of the Final Closing Amount Adjustment.  The final closing statement (the “Final Closing Statement”) shall present the actual (i) Net Asset Position (“Actual Net Asset Position”), (ii) amount of Cash in the Business (“Actual Business Cash”); and (iii) expenses attributable to the Business for the twelve (12) months ended August 31, 2008 reflected in the consolidated financial statements of Parent rather than the Financial Statements of the Business (the “Actual Shared Expenses”), in each of clauses (i) and (ii) as of the Effective Time.  The Final Closing Statement shall also include a certificate setting forth Parent’s calculation of an amount equal to (A) the Actual Net Asset Position less the Target Net Asset Position (which may be positive or negative); plus (B) Actual Business Cash less the Target Business Cash (which may be positive or negative); and, less (C) the amount, if any, by which the Actual Shared Expenses exceed Three Million Dollars ($3,000,000) (together, the “Final Closing Amount Adjustment”).

(b)           The Final Closing Statement will be prepared in accordance with the Agreed Principles in a manner and on a basis consistent with the manner in and basis on which the Reference Statement was prepared.  In the event that Parent does not provide the Final Closing Statement or its certificate containing Parent’s calculation of the Final Closing Amount Adjustment by the close of business on the seventy-fifth (75th) day after the Closing Date pursuant to Section 4.4(a), Purchaser shall deliver to Parent a certificate setting forth Purchaser’s good faith calculation of the Final Closing Amount Adjustment based upon its calculation of the Actual Net Asset Position (as of the Effective Time), Actual Business Cash (as of the Effective Time), and Actual Shared Expenses (as of August 31, 2008) (“Purchaser’s Final Closing Amount Certificate”).  In such event, Purchaser’s Final Closing Amount Certificate shall be deemed final and binding on Parent and Purchaser.

(c)           If Purchaser disagrees with Parent’s calculation of the Final Closing Amount Adjustment or any amount in the Final Closing Statement delivered pursuant to Section 4.4(a), Purchaser may, within thirty (30) days after delivery of the Final Closing Statement, deliver a notice (the “Notice of Disagreement”) to Parent stating that Purchaser disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Purchaser disagrees and the basis therefor; provided, that Purchaser’s disagreement may not be based upon adjustments sought to be made at times other than when such adjustments are customarily made.  The Notice of Disagreement shall specify those items or amounts as to which Purchaser disagrees and Purchaser’s calculation of the Final Closing Amount Adjustment, and Purchaser shall be deemed to have agreed with (and the Independent Accountants described in Section 4.4(d), if any, shall be deemed to be bound by) all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 4.4(a).

(d)           If a Notice of Disagreement shall be duly delivered pursuant to Section 4.4(c), Purchaser and Parent shall, during the fifteen (15) days following such delivery, use their Commercially Reasonable Efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Closing Amount Adjustment.  If during such period, Purchaser and Parent are unable to reach such agreement, they shall promptly thereafter cause BDO Seidman, LLP or, if unable or unwilling to accept its mandate, another independent accounting firm of nationally recognized standing to be mutually agreed upon by Parent and

Purchaser (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Closing Amount Adjustment (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator).  Purchaser and Parent agree that they shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Final Closing Amount Adjustment has been finally determined pursuant to Section 4.4(e).  Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.  Purchaser and Parent shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.

(e)           In making such calculation, such Independent Accountants shall consider only those items or amounts in the Final Closing Statement and the calculation of the Final Closing Amount Adjustment as to which Purchaser has disagreed and such Independent Accountants’ determination with respect to each disputed item shall not be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in Parent’s Final Closing Statement or in Purchaser’s Notice of Disagreement delivered pursuant to Section 4.4(c).  The Independent Accountant shall deliver to Purchaser and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth its calculation of each disputed item or amount.  Such report shall be final and binding upon Purchaser and Parent, shall be deemed a final arbitration award that is binding on Purchaser and Parent, and neither Purchaser nor Parent shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total in amount to One Thousand Dollars ($1,000) and the Independent Accountant awards Six Hundred Dollars ($600) in favor of Parent’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Parent.

(f)            Parent and Purchaser agree that they will, and agree to cause their respective accountants and the Independent Accountant to cooperate and assist in the preparation of the Final Closing Statement and the calculation of the Final Closing Amount Adjustment and in the conduct of the reviews referred to in Section 4.3(c), including making available to the extent necessary, books, records, work papers, employees (including any Hired Employees) and other personnel.

(g)           If the Definitive Closing Amount (as defined below) exceeds the Estimated Closing Amount Adjustment, Purchaser shall pay to Sellers the amount of such excess and, if the Estimated Closing Amount Adjustment exceeds the Definitive Closing Amount, Sellers shall pay to Purchaser the amount of such excess, in each such case, as an adjustment to the Cash Purchase Price and in the manner and with interest as provided in Section 4.4(h).  “Definitive Closing Amount” means (i) the Final Closing Amount Adjustment as shown in Parent’s calculation delivered pursuant to Section 4.4(a), if Parent delivers such calculation to Purchaser no later than seventy-five (75) days after the Closing Date and no Notice of

Disagreement with respect thereto is duly delivered pursuant to Section 4.4(c); (ii) as shown in Purchaser’s Final Closing Amount Certificate delivered pursuant to Section 4.4(b), in the event Parent fails to deliver its calculation delivered pursuant to Section 4.4(a); or (iii) if Parent delivers its calculation and a Notice of Disagreement is delivered, (A) as agreed by Purchaser and Parent pursuant to Section 4.4(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 4.4(e); provided, however, that in no event shall the Definitive Closing Amount be more than Parent’s calculation of the Final Closing Amount Adjustment delivered pursuant to Section 4.4(a), or less than Purchaser’s calculation of the Final Closing Amount Adjustment delivered pursuant to Section 4.4(c).

(h)           Any payment pursuant to Section 4.4(g) shall be made at a mutually convenient time and place within five (5) Business Days after the Definitive Closing Amount has been determined by wire transfer by Purchaser or Sellers, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  The amount of any payment to be made pursuant to this Section 4.4(h) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal Eastern Edition as the Prime Rate during the period from the Closing Date to the date of payment plus four percent (4%).  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.  Notwithstanding anything in this subsection to the contrary, in the event that a payment is to be made to Purchaser pursuant to Section 4.4(g), Purchaser may elect to exercise its right to set-off pursuant to Section 11.9.

ARTICLE 5.

CLOSING AND TERMINATION

5.1                                 Closing Date; Effective Time

(a)           The consummation of the purchase and sale of the Purchased Assets and Purchased Shares and the assumption of the Assumed Liabilities provided for in Article 2 hereof (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Eastern standard time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than December 31, 2008; provided, that the satisfaction or waiver of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall have occurred, unless another time, date or place is agreed to in writing by the parties hereto.  Notwithstanding anything in the foregoing to the contrary, the parties hereto agree that the Closing may be conducted by electronic exchange (by facsimile, .pdf transmission or similar means of electronic transmission) and telephonic confirmation of all relevant closing deliveries, except to the extent necessary to transfer title to the Purchased Assets and the Purchased Shares.

(b)           On the Closing Date, the Netherlands Shares shall be transferred by International to Purchaser by means of the execution of a notarial deed of transfer of shares by International, Purchaser and BancTec Netherlands before a Dutch civil law notary (the

“Netherlands Deed”).  The fees and expenses of such Dutch civil law notary shall be split equally between Sellers and Purchaser.

(c)           On the Closing Date, the Sellers shall deliver or cause to be delivered to Purchaser the following documents and evidence:

(i)                                     in relation to BancTec UK Ltd, the statutory registers and minute books (written up to the time of Closing), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(ii)                                  the written resignation, executed as a deed and in the agreed form, of the directors and secretaries of BancTec UK Ltd from their offices and employment with BancTec UK Ltd and any of its subsidiaries, except for Steven Drake;

(iii)                               a certified copy of the minutes of the board meetings held pursuant to Clause 5.1(d);

(iv)                              originals of all the title deeds and documents necessary to prove good and marketable title to the UK Lease;

(v)                                 the written resignation of the auditors of BancTec UK Ltd. accompanied by:

(A)          a statement in accordance with section 519 of the Companies Act 2006 that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of BancTec UK Ltd; and

(B)           a written assurance that the resignation and statement have been, or will be, deposited at the registered office of BancTec UK Ltd in accordance with section 519 of the Companies Act 2006; and

(d)           The Sellers shall cause a board meeting of BancTec UK Ltd to be held at Closing at which all directors, secretaries and auditors of BancTec UK Ltd shall resign from their offices and employment with BancTec UK Ltd with effect from the end of the relevant board meeting, except for Steven Drake.

(e)           The effective time of the Closing will be midnight (Eastern Standard Time) between December 31, 2008 and January 1, 2009 (the “Effective Time”).  From and after the Effective Time, Purchaser will receive the benefit of the Purchased Assets and Shares and shall accrue the obligation of the Assumed Liabilities, and as of such time, the risk of loss of the Purchased Assets and Shares shall be deemed transferred from Sellers to Purchaser.

5.2                                 Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           At the election of Sellers or Purchaser on or after January 31, 2009 (such date, as it may be extended under this Section 5.2(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach in any material respect of any of its obligations hereunder; and provided, further, that upon the mutual written agreement of Purchaser and Sellers, the Termination Date may be extended for agreed upon additional periods of time;

(b)           by mutual written consent of Sellers and Purchaser;

(c)           by Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 5.2(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(d)           by Purchaser if (i) any Seller shall be in material violation of any of its obligations hereunder, and if such violation (if curable) is not cured within twenty (20) days after the giving of written notice by Purchaser to such Seller, (ii) any Seller breaches or violates Section 8.20, or (iii) there has been any event, change, occurrence or circumstance that renders any of the conditions set forth in Article 10 incapable of being satisfied by the Termination Date.

5.3                                 Procedure upon Termination.  In the event of termination and abandonment by Purchaser or Sellers pursuant to Section 5.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the transactions contemplated hereunder shall be abandoned, without further action by Purchaser or Sellers.

5.4                                 Effect of Termination.

(a)           In the event that this Agreement is validly terminated in accordance with Sections 5.2 and 5.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and; provided, further, that the obligations of the parties set forth in Sections 5.4, 8.6, 8.7, and 13.2 through 13.9 hereof shall survive any such termination and shall be enforceable hereunder.

(b)           During the period from the date hereof through the earlier of (i) the Closing and (ii) the date that is two (2) years following the termination of this Agreement by Sellers pursuant to Section 5.2(a) hereof, Purchaser and any future Person who either acquires greater than five percent (5%) ownership interest in Purchaser or substantially all of the assets of Purchaser shall not, directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any employee of Parent or the Subsidiaries involved in the Business who is a management or key employee as of the date hereof or at any time during such period; provided, however, that nothing in the foregoing shall prevent Purchaser or any of its Affiliates from soliciting or retaining any such employee pursuant to a general solicitation for employees (including through the use of employment agencies) not specifically directed at any such employee.

(c)           During the period from the date hereof through the earlier of (i) the Closing and (ii) the date that is two (2) years following the termination of this Agreement pursuant to Section 5.2(a) hereof, Sellers, the Subsidiaries, and any future Person who either acquires greater than five percent (5%) ownership interest in Sellers or the Subsidiaries or substantially all the assets of Sellers or the Subsidiaries, shall not, directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any employee of Purchaser (or its Affiliates) who is a management or key employee as of the date hereof or at any time during such period; provided, however, that nothing in the foregoing shall prevent Sellers, the Subsidiaries or any of their respective Affiliates from soliciting or retaining any such employee pursuant to a general solicitation for employees (including through the use of employment agencies) not specifically directed at any such employee.

(d)           Nothing in this Section 5.4 shall relieve Purchaser or Sellers of any liability for a breach of any of its covenants or agreements or breach of its representations and warranties contained in this Agreement prior to the date of termination.  The Damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(e)           Nothing in this Section 5.4 shall relieve Purchaser or Sellers of their obligations under Sections 8.6 and 8.7, and such obligations shall survive any termination of this Agreement.  If this Agreement is terminated pursuant to Section 5.2 hereof, Purchaser and Sellers shall promptly destroy any Confidential Information of the other in its possession.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby, jointly and severally, represent and warrant to Purchaser that:

6.1                                 Organization and Good Standing of Sellers and the Subsidiaries.  Schedule 6.1 sets forth the name of each Seller and Subsidiary, the jurisdictions in which it is incorporated or organized and the jurisdictions, if any, in which it is qualified to do Business.  Each Seller and Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now conducted.  Each Seller and Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and, where applicable, is in good standing under the Laws of each jurisdiction in which property subject to the Real Property Leases are located and each other jurisdiction in which the conduct of the Business or the ownership of its properties related to the Business requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

6.2                                 Authorization of Agreement.  Each Seller has all requisite power and authority to execute and deliver this Agreement and each Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Sellers in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and no other corporate proceedings on the part of each such Seller are necessary to authorize this Agreement or any Seller Document to which it is a party or to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of each Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.  The consummation of the transactions contemplated by this Agreement does not require the approval of the stockholders of Parent.

6.3                                 Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.3(a), none of the execution, delivery and performance by Sellers of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Sellers with any of the provisions hereof or thereof will result in the creation of imposition of any Lien on any Purchased Assets or the Shares or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of any Seller or Subsidiary; (ii) any Material Contract or material Permit to which any Seller (as relates to the Business) or Subsidiary is a party or by which any of the properties or assets of any Seller (as relates to the Business) or any Subsidiary are bound; (iii) any Material Real Property Lease, (iv) any Order of any Governmental Body applicable to any Seller as relates to the Business or any Subsidiary or by which any of the properties or assets of any Seller (as relates to the Business) or any Subsidiary, are bound; or (v) any applicable Law.

(b)           Except as set forth on Schedule 6.3(b), no material consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller or Subsidiary in connection with the execution and delivery of this Agreement, the compliance by Sellers or the Subsidiaries with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

6.4                                 Financial Statements.

(a)           Attached hereto as Schedule 6.4(a) are true and complete copies of (i) the unaudited carve-out consolidated balance sheet of the Business of Sellers and the Subsidiaries as at December 31, 2007, 2006 and 2005, and the unaudited balance sheets of each of the Subsidiaries for such periods (in each case based on the audited consolidated balance sheet of Parent for such periods) and the related unaudited carve-out unconsolidated statements of income of the Business of Sellers and the Subsidiaries for the years then ended and the unaudited statements of income of each of the Subsidiaries for such years then ended (in each case based on the audited consolidated statements of income of Parent for such periods), (ii) the Closing Balance Sheet and (iii) the unaudited carve-out consolidated monthly balance sheets of the Business of Sellers and the Subsidiaries and of each of the Subsidiaries as of the last day of the month for each month ending on and after August 31, 2008 through the Closing Date, and the related unconsolidated carve-out statements of income of the Business of Sellers and the Subsidiaries and statements of income of each of the Subsidiaries, in each case for the monthly periods then ended except for such monthly statements of income which shall be for the year to date periods ended on each month end (for purposes of item (iii), which if subsequent to the date hereof shall be provided by Sellers to Purchaser within twenty-five (25) days after month end and deemed to be a part hereof) (such unaudited consolidated and unconsolidated statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Except as set forth in the notes thereto and as disclosed in Schedule 6.4(a), each of the Financial Statements has been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments and the lack of footnote disclosures otherwise required by GAAP) and presents fairly and accurately in all material respects the consolidated financial position and results of operations of the Business of Sellers and the Subsidiaries as at the dates and for the periods indicated therein.

(b)           For the purposes hereof, the unaudited consolidated balance sheet of the Business of Sellers and the Subsidiaries and of each of the Subsidiaries as at August 31, 2008 is referred to as the “Balance Sheet” and August 31, 2008 is referred to as the “Balance Sheet Date.”

(c)           Undisclosed Liabilities.  The Subsidiaries have no Liabilities, and Sellers have no Liabilities in connection with the Business, that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than Liabilities that (i) are set forth on Schedule 6.4(b), (ii) are reflected on the Balance Sheet, (iii) arose after the Balance Sheet Date in the Ordinary Course of Business, or (iv) which are not material to the Business individually or in the aggregate.  The Subsidiaries have no material Liabilities or series of related Liabilities and Sellers have no material Liabilities or series of related Liabilities in connection with the Business other than the Liabilities reflected on the Balance Sheet and the Liabilities described in items (iii) or (iv) of the preceding sentence.

6.5                                 Accounts Receivable; Accounts Payable.

(a)           Accounts Receivable.  All accounts receivable of Sellers and the Subsidiaries: (i) have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms, (ii) to the Knowledge of Sellers, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, and (iii) are not subject to any valid set off or counterclaim.  All accounts receivable of Sellers and the Subsidiaries reflected on the Balance Sheet are good and fully collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon.

(b)           Accounts Payable.  To the Knowledge of Sellers, there are, and within the past twelve (12) months have been, no unpaid invoices or bills representing amounts alleged to be owed by any Seller relating to the Business or by any of the Subsidiaries, or other alleged obligations of any Seller related to the Business or of any of the Subsidiaries, which any Seller or any of the Subsidiaries has disputed or determined to dispute or refuse to pay.

6.6           Title to Purchased Assets; Sufficiency.  Except as set forth in Schedule 6.6(i), Sellers own and have good and marketable title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions and, except as set forth on Schedule 6.6 (ii), each Subsidiary owns and has good and marketable title to, or a valid leasehold interest in, all of the tangible personal property, all real property and assets owned, leased or used by such Subsidiary (collectively, the “Subsidiary Assets”), free and clear of all Liens other than Permitted Exceptions.  Except as set forth on Schedule 6.6 (iii), the Purchased Assets, the Subsidiary Assets and the Shares constitute all of the assets that are primarily used in or necessary for Purchaser to conduct the Business as of the Closing Date without interruption and in the Ordinary Course of Business.

6.7           Subsidiaries.

(a)           Schedule 6.7(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the number of Shares of its authorized capital stock, the number and class of Shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of Shares owned by each stockholder or the amount of equity owned by each equity owner.

(b)           The Shares are validly issued, fully paid and non-assessable, and all such Shares represented as being owned by the Persons identified in Schedule 6.7(a) are owned by such Person free and clear of any and all Liens except as set forth on Schedule 6.7(b).  Except as set forth on Schedule 6.7(a), no equity securities of any Subsidiary are issued or outstanding and no shares of capital stock are held by any Subsidiary as treasury stock.  There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary.  There is no Contract outstanding that directly or indirectly relates to voting or control of any Shares.  Except as set forth on Schedule 6.7(b), the Subsidiaries do not own, directly or indirectly (or possess any options or other rights to acquire), any direct or indirect ownership interests in any business, corporation, partnership, limited liability company, association, joint venture, trust or other entity.

(c)           At the Closing, Purchaser will acquire good and valid title to all of the Shares, free and clear of any Liens.  No commitment has been given to create a Lien affecting the Shares (or any unissued shares or debentures or other unissued securities of any of the Subsidiaries) and no Person has claimed any rights in connection with any of those things.

(d)           [Reserved]

(e)           All returns, particulars, resolutions and other documents which any of the Subsidiaries is required by Law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have, in all material respects, been correctly made up and filed or, as the case may be, delivered.

6.8           Ownership and Transfer of Shares.  Either Parent, in the case of BancTec Maintenance, or International, in the case of BancTec Canada and BancTec Netherlands, is the record and beneficial owner of the Purchased Shares (which constitute all of the issued and outstanding shares of BancTec Maintenance, BancTec Canada, and BancTec Netherlands), free and clear of any and all Liens.  Each of Sellers has the corporate power and authority to sell, transfer, assign and deliver such Purchased Shares being sold by it as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Purchased Shares, free and clear of any and all Liens.  BancTec Netherlands is the record/legal and beneficial owner free and clear of any and all Liens, of all the issued and outstanding Shares of BancTec UK Ltd., BancTec France, BancTec Germany, BancTec Belgium, BancTec Czech Republic and BancTec Italy.

6.9           Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 6.9, since the Balance Sheet Date, each of the Subsidiaries and the Business has been conducted only in the Ordinary Course of Business, and, with respect to the Business, the Purchased Assets and the Subsidiaries, there has not been:

(a)           any event, change or circumstance which has had, or is reasonably likely to have, a Material Adverse Effect;

(b)           any damage (normal wear and tear excepted), destruction, eminent domain taking or other casualty loss (whether or not covered by insurance) affecting the Subsidiaries or the Business or any Purchased Asset in any material respect;

(c)           any purchase, sale, mortgage, pledge, lease, or creation or other incurrence of any Lien on any Purchased Asset or asset of any of the Subsidiaries, other than purchases, sales or leases of assets in the Ordinary Course of Business or the creation or incurrence of Permitted Exceptions;

(d)           any change in any method of accounting or accounting practice with respect to the Business or the Subsidiaries;

(e)           any institution or execution of or increase or material alteration to the employment terms (including without limitation the adoption or amendment of any Employee Benefit Plans) or compensation payable or paid, or alteration in the timing or method of such payments, or institution or execution of any new severance or termination pay practices, whether conditionally or otherwise and whether pursuant to a Contract, Employee Benefit Plan or otherwise, to any Employee or director, officer, or consultant of Sellers (as relates to the

Business), the Subsidiaries or any of their respective Affiliates whose responsibilities relate to the Business, other than in the Ordinary Course of Business;

(f)            any hiring of any new Employees, other than in the Ordinary Course of Business;

(g)           any entry into, termination, amendment, cancellation, or other modification of any Contract or any waiver of, or agreement with respect to, any rights or obligations set forth therein, other than in the Ordinary Course of Business;

(h)           any material settlement, waiver or agreement with respect to any Legal Proceeding, Liability, or other right;

(i)            any incurrence or assumption of any Indebtedness in an aggregate amount greater than Twenty-Five Thousand Dollars ($25,000);

(j)            any (i) delay or postponement of the payment of any accounts payable or any change in the methodology employed by any of Sellers or the Subsidiaries with respect to the payment thereof, (ii) acceleration of the collection of accounts receivable or any change in the methodology employed by any Sellers or the Subsidiaries with respect to the payment thereto, (iii) turnover of inventory, or (iv) incurrence of other Liabilities outside of the Ordinary Course of Business;

(k)           any transaction with any Affiliate outside of the Ordinary Course of Business;

(l)            any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other applicable equity or beneficial interest) of the Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Sellers or its Affiliates of any such capital stock (or other applicable equity or beneficial interest), or any Option with respect to, the Subsidiaries;

(m)          any authorization, issuance, sale or other disposition by the Subsidiaries of any shares of capital stock (or other applicable equity or beneficial interest) of, or option with respect to, the Subsidiaries, or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other applicable equity or beneficial interest) of, or option with respect to, the Subsidiaries;

(n)           any (A) reorganization, liquidation or dissolution of Sellers or the Subsidiaries or (B) business combination involving Sellers or the Subsidiaries and any other Person;

(o)           any amendment to the organizational documents of the Subsidiaries or the taking of any action with respect to any such amendment;

(p)           except as set forth on Schedule 6.9(p), any violation, breach or default under, or the taking or failure to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Permit held or used by the Subsidiaries or Sellers and relating to the Business; or

(q)           any entering into of an agreement to do or engage in any of the foregoing.

6.10         Taxes.  Except as set forth on Schedule 6.10, and except for matters that would not have a Material Adverse Effect,

(a)           Sellers, with respect to the Business, and the Subsidiaries have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Law.  All Tax Returns and reports filed by Sellers, with respect to the Business, and the Subsidiaries are true, correct and complete.

(b)           Sellers, with respect to the Business, and the Subsidiaries have paid, or made provision for the payment of, all Taxes that have become due for all periods covered by the Tax Returns, or pursuant to any assessment received by Sellers, with respect to the Business, or the Subsidiaries except such Taxes, if any, as are listed in Schedule 6.10(b) to this Agreement and are being contested in good faith.

(c)           All Taxes of Sellers, with respect to the Business, and all Taxes of the Subsidiaries, required by Law to be withheld, deducted or collected have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Taxing Authority or other Person, and all Tax Returns, including but not limited to Forms W-2 and 1099 (and any similar forms, reports or statements required under state, local or foreign Law), required with respect thereto have been properly completed and timely filed.

(d)           Sellers, with respect to the Business, or the Subsidiaries currently are not the beneficiary of any extension of time within which to file any Tax Return other than routine extensions requested in the Ordinary Course of Business.

(e)           No claim has ever been made or is expected to be made by any Taxing Authority in a jurisdiction where Sellers, with respect to the Business, or the Subsidiaries do not file Tax Returns that the Business or a Subsidiary is or may be subject to taxation by that jurisdiction.

(f)            There are no Liens on any of the Purchased Assets, the Shares or any assets of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(g)           To the Knowledge of Sellers, Schedule 6.10(g) contains a complete and accurate list of all Tax Returns of the Subsidiaries that are currently under audit.  To the Knowledge of Sellers, all deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested (or will be contested within the required period for doing so) in good faith by appropriate proceedings as described in Schedule 6.10(g).  The non-U.S. Subsidiaries have delivered, or made available to Purchaser, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.

(h)           To the Knowledge of Sellers, there is no dispute or claim concerning any Taxes of Sellers, with respect to the Business, or the Subsidiaries.

(i)            Sellers, with respect to the Business, and the Subsidiaries have not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Sellers or the Subsidiaries or for which Sellers or the Subsidiaries may be liable.

(j)            The Subsidiaries have not been a member of any affiliated, consolidated, combined or unitary group filing a consolidated or combined Tax Return (other than a group the common Parent of which was a Seller).

(k)           The Subsidiaries have not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l)            Sellers and the Subsidiaries (i) have not been a member of an affiliated group (other than a group the common parent of which was Parent) within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law); and (ii) have no liability for Taxes of any other Person (other than Sellers and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision or administrative rule of federal, state, local, or foreign Law), as a transferee or successor, by contract or otherwise.

(m)          The Subsidiaries have disclosed on their income Tax Returns all positions taken therein that are reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662(or any corresponding or similar provision or administrative rule of federal, state, local, or foreign Law).

(n)           The Subsidiaries have not participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6044-4(b) (or any corresponding or similar provision or administrative rule of federal, state, local, or foreign Law).

(o)           The Subsidiaries are not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(p)           Neither Sellers, with respect to the Business, or the Subsidiaries are required to include in income any adjustment pursuant to Code Section 481(a) (or any corresponding or similar provision or administrative rule of federal, state, local, or foreign Law) by reason of a change in accounting method or otherwise.

(q)           Neither Sellers, with respect to the Business, or the Subsidiaries have made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate Purchaser or the Subsidiaries to make any payments that are not deductible under Code Section 280G (or any corresponding or similar provision or administrative rule of federal, state, local, or foreign Law) subsequent to the Closing Date.

(r)            There is no outstanding request for a ruling from any Taxing Authority, or closing agreement (within the meaning of Code Section 7121 or any analogous provision of applicable Law) relating to any Tax for which the Subsidiaries, or the Business, is or may be liable or which may bind Purchaser or the Subsidiaries after the Closing.

(s)           No Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(d)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(t)            There is no power of attorney in effect relating to Sellers or the Subsidiaries, or any Shareholder or any Affiliate of any of Sellers or the Subsidiaries, with respect to the Business.

(u)           Purchaser is not and will not be required to include any item of income in, or exclude any item of deduction from, taxable income with respect to Sellers (with respect to the Business) or the Subsidiaries for any taxable period (or portion thereof) ending on or after the Closing Date that Sellers or  the Subsidiaries, with respect to the Business, did not include as a result of (i) a change in method of accounting, (ii) a “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local, or foreign Law, (iii) an Intercompany Transaction; (iv) any installment sale or open transaction made on or prior to the Closing Date, or (v) as a result of any prepaid amount, refund or credit received on or prior to the Closing Date.

(v)           [Reserved.]

(w)          To the Knowledge of Sellers, Sellers have at all times maintained the records and accounts required pursuant to Section 964(c) of the Code.

(x)            None of the Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(y)           Set forth on Schedule 6.10(y) are the Subsidiaries which are Controlled Foreign Corporations.

(z)            None of the Subsidiaries which are Controlled Foreign Corporations have engaged in a trade or business within the United States meaning of Section 882 of the Code.

(aa)         BancTec Canada has not acquired property or services from, disposed of property or provided services to, a Person who does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than fair market value of such property or service nor has BancTec Canada been deemed to have done so for purposes of the Income Tax Act (Canada).

(bb)         None of the Subsidiaries have participated in or cooperated with a boycott within the meaning of Section 999(b)(3) of the Code and all reports required to be made pursuant to Section 999(a) of the Code have been made.

6.11         Real Property.  Schedule 6.11 (Part A) sets forth a complete list of all leases of real property by Sellers (and used in the Business) or the Subsidiaries as lessee or sublessor (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).  Schedule 6.11 (Part B) sets forth a complete list of all of the Real Property Leases of the Business with monthly rental fees in excess of Two Thousand Five Hundred Dollars ($2,500) per month (individually, a “Material Real Property Lease” and collectively, the “Material Real Property Leases”).  Except as set forth on Schedule 6.11 (Part C) and other than the Real Property Leases, there is no real property or interests in real property owned, occupied or used by Sellers (and used in the Business) or the Subsidiaries.  To the Knowledge of Sellers and the Subsidiaries, there is no continuing default or event that with notice or lapse of time, or both, would constitute a default by any Seller or Subsidiary under any of the Real Property Leases.  With respect to the Material Real Property Leases:  (a) Sellers have not received any written or oral notice or Order by any Governmental Body, any insurance company which has issued a policy with respect to any of such premises or any board of fire underwriters or other body exercising similar functions which (i) relates to violations of building, safety, fire or other Laws affecting such premises, (ii) claims any defect or deficiency with respect to any of such premises or (iii) requests the performance of any repairs, alterations or other work to or in any of such premises; (b) there are no leases, subleases, licenses, options or other agreements, written or oral, granting to any Person other than Sellers or the Subsidiaries the right to purchase, use or occupy any of the premises under the Material Real Property Leases or any portion thereof; (c) no Person other than Sellers or the Subsidiaries is in possession of (or has any right, absolute or contingent, to possess which is superior to Sellers’ or the Subsidiaries’ right to possess) the premises under the Material Real Property Leases or any portion thereof; (d) neither Sellers nor any of the Subsidiaries has received any written or oral notice for assessments for public improvements against the premises under the Material Real Property Leases or any portion thereof which remain unpaid and, to the Knowledge of Sellers, no such assessment has been proposed; and (e) there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting the premises under the Material Real Property Leases or any portion thereof and, to the Knowledge of Sellers, no such proceeding is threatened.  The whole of the premises which are the subject matter of the Real Property Leases, are in possession and actual occupation of the relevant Subsidiaries on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party, and none of the Subsidiaries has granted, or agreed to grant, any right of occupation or enjoyment in respect of any such premises to any third party.

6.12         Tangible Personal Property.  Schedule 6.12 sets forth all leases of personal property by Sellers (used in the Business) and the Subsidiaries (“Personal Property Leases”) involving annual payments in excess of Twenty-Five Thousand Dollars ($25,000).  No Seller or Subsidiary has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by any Seller or Subsidiary under any of the Personal Property Leases.  The personal property under the Personal Property Leases are free and clear of all Liens, other than the Permitted Exceptions.  Sellers and the Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid rights under a Contract to use, all personal property under the Personal Property Leases, all tangible personal property reflected on the Balance Sheet and personal property acquired since the Balance Sheet Date, in each case other than personal property disposed of since such respective date in the Ordinary Course of the Business.

6.13         Intellectual Property.

(a)           Except as set forth on Schedule 6.13(a), one or more of the Subsidiaries exclusively owns all Subsidiary Intellectual Property, free and clear of any Liens (other than Permitted Exceptions).  A Seller or a Subsidiary has valid licenses to use all Licensed Intellectual Property material to the conduct of the Business.

(b)           Except as set forth on Schedule 6.13(b), Sellers have rights to use all material Licensed Intellectual Property, and the Subsidiaries own or have valid licenses or sub-licenses to use all material Intellectual Property (including Licensed Intellectual Property licensed to the Subsidiaries), used by them in their respective Ordinary Course of Business, except to the extent the failure to be the owner or the valid licensee or sub-licensee thereof would not be material to the Business.  Except as set forth on Schedule 6.13(b), to the Knowledge of Sellers, (i) none of the Products or Subsidiary Intellectual Property infringes or results from the misappropriation of any Intellectual Property of any third Person, except to the extent any infringement or misappropriation of any Intellectual Property of any third Person would not be material to the Business, (ii) no third Person is infringing or misappropriating any material Subsidiary Intellectual Property, except to the extent any such infringement or misappropriation would not be material to the Business, and (iii) none of the material Licensed Intellectual Property or material Subsidiary Intellectual Property is the subject of any current claim of infringement or misappropriation received by any Seller or any Subsidiary in writing.

6.14         Material Contracts.

(a)           Schedule 6.14(a)(i) sets forth all of the following Contracts to which Sellers are a party or by which they are bound and that are primarily related to the Business or by which the Purchased Assets may be bound or affected and Schedule 6.14(a)(ii) sets forth all of the following Contracts to which the Subsidiaries are a party or by which they are bound (collectively with the Contracts on Schedule 6.14(a)(i), the “Material Contracts”):

(i)            Contracts with any Affiliate or current or former officer or director of any Seller or any Subsidiary;

(ii)           Contracts or series of related Contracts for the sale of any of the Purchased Assets, for aggregate consideration in excess of Twenty-Five Thousand Dollars ($25,000);

(iii)          Contracts relating to any customer, supplier or vendor arrangement, in each case for consideration in excess of Twenty-Five Thousand Dollars ($25,000);

(iv)          Contracts relating to any acquisition to be made by any Seller or any Subsidiary of any operating business or the capital stock or all or substantially all of the assets of any other Person, in each case for consideration in excess of Twenty-Five Thousand Dollars ($25,000);

(v)           Contracts or series of related Contracts relating to incurrence of Indebtedness, or the making of any loans, involving aggregate amounts in excess of Twenty-Five Thousand Dollars ($25,000);

(vi)          all Contracts providing for a commitment of employment or consultation services for a specified or unspecified term; provided, that for purposes of the Schedules to this Agreement, Sellers may list forms thereof to the extent substantially similar in all material respects to such Contracts;

(vii)         all Contracts with any Person containing any provision or covenant (A) prohibiting or limiting the ability of Sellers or the Subsidiaries to engage in any business activity relating to the Business or compete with any Person, (B) prohibiting or limiting the ability of any Person to compete with Sellers or the Subsidiaries or (C) the primary purpose of which is for Sellers or the Subsidiaries to indemnify or hold harmless any Person with respect to any matter;

(viii)        all partnership, joint venture, shareholders’ or other similar Contracts with any Person or any power of attorney granted by any Subsidiary to any Person outside of the Ordinary Course of Business;

(ix)           Contracts which involve the expenditure or receipt of more than Twenty-Five Thousand Dollars ($25,000) in the aggregate or require performance by any party more than one (1) year from the date hereof that, in either case, are not terminable by Sellers or the Subsidiaries without penalty on notice of thirty (30) days or less;

(x)            all Material Real Property Leases set forth on Schedule 6.11 (Part B); or

(xi)           all other Contracts (to the extent not listed pursuant to any of items (i) through (x) above) that are material to the Business, the operations or the financial condition of the Subsidiaries taken as a whole.

(b)           Each Material Contract disclosed or required to be disclosed in Schedule 6.14(a)(i) and Schedule 6.14(a)(ii) is in full force and effect and constitutes a legal, valid and binding agreement of, enforceable in accordance with its terms against, Sellers or the Subsidiaries, as the case may be, as a party thereto and, to the Knowledge of Sellers, the other party thereto.  Neither Sellers or the Subsidiaries, as the case may be, nor, to the Knowledge of Sellers, any other party to any Material Contract, is in violation or breach of or default under, in any respect, any such Material Contract (or, with notice or lapse of time or both, would be in violation or breach of or default under, in any material respect, any such Material Contract).  Neither Sellers nor the Subsidiaries, as the case may be, have received any written notice from any other party to any Material Contract to the termination or non-renewal of such Material Contract.

(c)           Except as set forth on Schedule 6.14(c), no Seller or Subsidiary has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller or Subsidiary under any Material Contract.

6.15         Employee Benefits.

(a)           Schedule 6.15(a) sets forth a correct and complete list, separately categorized by country, of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA and whether or not subject to ERISA), and (ii) all other plans, programs and agreements providing for pension, welfare benefit, bonus, incentive compensation, equity or equity-based compensation, stock or other equity purchase, deferred compensation, profit sharing or deferred profit sharing, change in control benefits, severance, leave of absence, vacation pay, salary continuation, medical, life insurance, fringe benefits or educational assistance, in each case excluding any governmental plans (as defined in Section 4 of ERISA) or any similar provision of foreign Law or statutory arrangements, and as to which any of Sellers or any Subsidiary has or could otherwise incur any obligation or Liability, contingent or otherwise, for Employees or their dependents (whether written or oral) (collectively, the “Employee Benefit Plans”).  All employment or individual consulting agreements with any individual whose annual cash compensation for 2007 exceeded One Hundred Fifty Thousand Dollars ($150,000) and as to which any of Sellers or any Subsidiary has or could otherwise incur any obligation or liability, contingent or otherwise, have been separately disclosed in writing to Purchaser.

(b)           Schedule 6.15(b) separately identifies each Subsidiary Plan.  None of the Subsidiary Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA or any similar provision of foreign Law (a “Multiemployer Plan”)), and none is or has been subject to Sections 4063 or 4064 of ERISA, Title IV of ERISA or Code Section 412 or 430 or any similar provision of foreign Law.

(c)           A complete copy of the summary plan description of each Subsidiary Plan has been made available or delivered to Purchaser.  In addition, correct and complete copies of the following documents with respect to each Subsidiary Plan have been made available or delivered to Purchaser by Sellers and the Subsidiaries, to the extent applicable:  (i) the plan document and all amendments thereto (or in the event the plan is not written, a written description thereof), (ii) the most recent trust documents, insurance contracts or other funding arrangements, and amendments thereto, (iii) the most recent determination or opinion letter received from the IRS or foreign Tax Authority with respect to each current Subsidiary Plan intended to qualify under Code Section 401 or under exemption from Tax under foreign Tax Law, and (iv) the most recent annual report (Form 5500) filed with the IRS or other Tax Return filed with a foreign Governmental Body and financial statements (if applicable).

(d)           Each Subsidiary Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws and regulatory authorities, and all contributions, premiums, benefit payments owing under or in connection with such Plans by Sellers or the Subsidiaries have been timely made in accordance with the terms of such Plans.

(e)           There are no actions, claims or lawsuits against the Subsidiary Plans, the assets of any of the trusts under the Subsidiary Plans or the sponsor or administrator of the Subsidiary Plans with respect to such plans, or against any fiduciary of the Subsidiary Plans with respect to the operation of such plans (other than routine benefit claims), nor, to the Knowledge of Sellers, are there facts that could form the basis for any such claim or lawsuit.

(f)            Except as disclosed in Schedule 6.15(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, officer or director or “disqualified individual” within the meaning of Code § 280G or Former Employee or satisfies any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any Employee or Former Employee, (ii) increase any benefits under any Employee Benefit Plan or Subsidiary Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Employee Benefit Plan or Subsidiary Plan, or (iv) as of the Closing Date, result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G or in the imposition of an excise Tax under Code Section 4999.

6.16         Labor.

(a)           Sellers have delivered to Purchaser, as of the date hereof, the job title, principal work location, original date of employment, wage rate, salary, target annual bonus, employment status, exemption status, and leave status (including type of leave and expected date of return for non-disability related leaves and expiration dates for disability-related leaves), of each Employee and in addition, solely for each Parent Employee, accrued vacation and accrued sick days, but not including any names or other specific identifying information of any Employee (such names and information to be provided in the case of Parent Employees and Subsidiary Employees immediately after the date hereof).  Sellers have delivered to Purchaser a schedule identifying each Designated Shared Employee.  Except as disclosed in Schedule 6.16(a), no Seller or Subsidiary is a party to any works council, collective bargaining agreement or similar employee representation agreement.

(b)           There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Sellers, threatened against or involving any Seller, as relates to the Business, or any Subsidiary, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Employee or group of Employees, except in each case as would not have a Material Adverse Effect.  Sellers, with respect to the Business, and the Subsidiaries are in compliance in all material respects with all Labor Laws.  BancTec Italy has timely paid social security contributions and social insurance contributions required of it, and the severance indemnity relating to the Employees of BancTec Italy have been set aside in compliance with the Laws of Italy.

(c)           Except as disclosed in Schedule 6.16(c), there are no Legal Proceedings relating to any Employee pending or, to the Knowledge of Sellers, threatened against any Seller,

as relates to the Business, or any Subsidiary, before any Governmental Body, and no Seller or Subsidiary is subject to any Order or any Governmental Body relating to any Employee.

(d)           BancTec Canada has paid all amounts to be paid by it under the Canada Pension Plan, the Employment Insurance Act (Canada) and the Employer Health Tax Act (Ontario) and has withheld or collected and remitted in a timely manner to the relevant Government Body all amounts required to be withheld or remitted by it.

6.17         Litigation.  Schedule 6.17 sets forth each instance in which each of Sellers with respect to the Business or any of the Subsidiaries (i) is subject to any unsatisfied judgment, Order, decree, stipulation, injunction or charge or involving the Employees or any Purchased Asset or Assumed Liability or (ii) is a party or, to the Knowledge of Sellers, is threatened to be made a party to, any Legal Proceeding or involving the Employees or any Purchased Asset or Assumed Liability.  None of such Legal Proceedings questions the validity or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or of any action taken or to be taken in connection with such transactions, nor, to the Knowledge of Sellers, is there any basis for the commencement of any such Legal Proceeding.  There are no existing or pending judgments, Orders, decrees, rulings, citations, fines or penalties heretofore assessed against any of the Subsidiaries or Sellers affecting or relating to the Business, the Purchased Assets or the Assumed Liabilities under any applicable Law, except such as have been satisfied.  None of the matters disclosed in Schedule 6.17 has had or would be reasonably expected to be, individually or in the aggregate, material to the Subsidiaries, the Business, the Purchased Assets or the Assumed Liabilities.  There are no settlements, covenants not to sue, consents, decrees, stipulations, injunctions, judgments, writs, Orders or determinations of an arbitrator which restrict the Subsidiaries or Sellers’ right to use, transfer, license or exploit any Purchased Assets in any manner.  No proceedings have been started and there are no outstanding liabilities or claims pending or to the Knowledge of Sellers threatened against any of the Subsidiaries in respect of any services supplied by any of the Subsidiaries for which any of the Subsidiaries is or may become liable and no dispute exists between any of the Subsidiaries and any of their respective customers or clients.

6.18         Compliance with Laws; Permits.

(a)           Except as set forth on Schedule 6.18(a), Sellers, as relates to the Business, and the Subsidiaries in each case have complied and are in compliance, in all material respects, with all Laws applicable to their respective operations or assets or the Business.  No Seller, as relates to the Business, or any Subsidiary has received any written notice of or been charged with the violation of any Laws.

(b)           Except as set forth on Schedule 6.18(b)(i), Sellers or the Subsidiaries currently have all Permits which are material and required for the operation of the Business as presently conducted.  No Seller (in respect of its operation of the Business as currently conducted) or Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation), in any material respect, of any term, condition or provision of any material Permit to which it is a party.  Except as set forth in Schedule 6.18(b)(ii), all such Permits may be assigned by Sellers to Purchaser (and with respect to the Subsidiaries remain valid and in full force and effect) upon the consummation of the transaction contemplated in this Agreement.  Sellers have not received any written notice that any Governmental Body will revoke, cancel, rescind, intentionally modify or refuse to renew in the ordinary course any such Permit.

(c)           International is a “non-Canadian” within the meanings of the Investment Canada Act (Canada) and International complied with the requirements of the Investment Canada Act (Canada) upon its initial investment in Canada in connection with BancTec Canada.

(d)           To the Knowledge of Sellers, neither the Sellers nor any of the Subsidiaries is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which any of the Subsidiaries conducts business.

6.19         Environmental and Health & Safety Matters.  The representations and warranties contained in this Section 6.19 are the sole and exclusive representations and warranties of Sellers pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws and Health & Safety Laws.  Except as set forth on Schedule 6.19 hereto:

(a)           the operations of each Seller, as relates to the Business, and Subsidiary are in compliance, in all material respects, with all applicable Environmental Laws and Health & Safety Laws, which compliance includes but is not limited to obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws and Health & Safety Laws necessary to operate the Business and the Subsidiaries (“Environmental Permits”);

(b)           no Seller, as relates to the Business, or Subsidiary is subject to any pending, or to the Knowledge of Sellers, threatened claim alleging either or both that any Seller, as relates to the Business, or Subsidiary may be in violation, in any material respect, of any Environmental Law or any Environmental Permit or may have any Liability under any Environmental Law and Health & Safety Laws;

(c)           to the Knowledge of Sellers, there are no pending or threatened investigations of or any other actions against or involving any property subject to any Real Property Leases of any Seller or Subsidiary under Environmental Laws or Health & Safety Laws, which would reasonably be expected to result in any Seller or Subsidiary incurring any material Liability pursuant to any Environmental Law or Health & Safety Laws.

6.20         Financial Advisors.  Except as set forth on Schedule 6.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers or any of the Subsidiaries in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.  Sellers shall be solely obligated for the payment of all fees and expenses of any such broker, finder, or financial advisor.

6.21         Suppliers.  Schedule 6.21 sets forth the names and dollar amount of each of the ten (10) largest suppliers (based on expenditures) of Sellers, with respect to the Business, and the Subsidiaries for the twelve (12) month period ended August 31, 2008.  Sellers and the

Subsidiaries, as applicable, have good commercial working relationships with each of such suppliers and have not received any written notice and have no Knowledge that any of such suppliers intends to cancel or otherwise modify its relationship with Sellers (as relates to the Business), the Subsidiaries or the Business in any material manner (excluding price increases in the Ordinary Course of Business).  To the Knowledge of Sellers, there is no reason to believe that there will be any material adverse change in the relationships of Sellers, with respect to the Business, and the Subsidiaries with such suppliers solely as a result of the transactions contemplated by this Agreement.

6.22         Customers.  Schedule 6.22 sets forth the names and dollar amount of the ten (10) largest customers (based on revenue) of Sellers, with respect to the Business, and the Subsidiaries for the twelve (12) months ended August 31, 2008.  Sellers and the Subsidiaries, as applicable, have good commercial working relationships with each of such customers and have not received any written notice and Sellers have no Knowledge that any of such customers intends to cancel or otherwise modify its relationship with Sellers (as relates to the Business), the Subsidiaries or the Business in any material manner.  To the Knowledge of Sellers, there is no reason to believe that there will be any material adverse change in the relationships of Sellers, with respect to the Business, and the Subsidiaries with such customers solely as a result of the transactions contemplated by this Agreement.

6.23         Affiliated Transactions.  Except as set forth on Schedule 6.23, no Affiliate of any Seller or any of the Subsidiaries owns or otherwise has any rights to or interests in the Business, any Purchased Asset, Assumed Liability, or any assets or liabilities of any of the Subsidiaries or is currently engaged in business dealings with any of the Subsidiaries, or any Seller which is related to the Business, any Purchased Assets or Assumed Liabilities, whether as a client, supplier, customer, lessor, lessee, competitor, potential competitor or otherwise.  Except as set forth on Schedule 6.23, the transactions disclosed on Schedule 6.23 were entered into and performed on arms length terms and conditions which are no less favorable to Sellers and the Subsidiaries than those which could be obtained with a third party which is not an Affiliate of Sellers or the Subsidiaries.

6.24         Value.  The Total Consideration is no less than the reasonable equivalent value of the Purchased Assets and the Purchased Shares.

6.25         Insurance.

(a)           Schedule 6.25(a)(i) contains a list of all insurance policies applicable to one or more Subsidiaries and that are anticipated to transfer with the Subsidiaries upon Closing.  Each policy listed on Schedule 6.25(a)(i) is valid and binding and in full force and effect, no premiums due thereunder have not been paid and none of Sellers or the Subsidiaries has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.  Except as set forth on Schedule 6.25(a)(ii), the insurance coverage provided by the policies of the Subsidiaries described on Schedule 6.25(a)(i) will not terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement.  None of Sellers or the Subsidiaries has received notice that any insurer under any policy listed on Schedule 6.25(a)(i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

(b)           Parent and its subsidiaries have in effect insurance coverage in amounts that are reasonably customary for a company of Parent’s size and type of business, including, but not limited to, directors and officers, errors and omissions, crime, fiduciary duties, property and casualty (including automobile) insurance.  The parties acknowledge that Parent’s insurance policies described in this Section 6.25(b) and any coverage thereunder, are not a Purchased Asset, are not anticipated to transfer with the Subsidiaries and will not cover the operations of the Business or the Subsidiaries after Closing.

6.26         Intercompany Settlements.  Schedule 6.26 sets forth the intercompany accounts between any of Sellers or their Affiliates, on the one hand, and any of the Subsidiaries or their Affiliates, on the other hand.  As of the Closing, no such amounts shall remain outstanding and such amounts shall not be deemed Purchased Assets or Assumed Liabilities.  For the avoidance of doubt, the current assets of the Business and the Liabilities of the Business shall not reflect any such intercompany accounts which accounts shall be Excluded Assets and Excluded Liabilities and the Subsidiaries shall not be liable to pay or discharge any such intercompany liability; provided, however, the Liabilities of the Business shall include, for purposes of calculating the Net Asset Position, the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) which is intercompany Indebtedness owed by the Business to Parent or its Affiliates and which is being purchased pursuant to the Promissory Note.

6.27         Books and Records.  The minute books and other similar records of the Subsidiaries as made available to Purchaser prior to the execution of this Agreement contain a true record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders and the board of directors and committees of the board of directors of the Subsidiaries.  Prior to the Closing, Sellers shall cause the directors of the Subsidiaries to ratify each and every prior action of the Subsidiaries to the extent necessary or appropriate.  To the Knowledge of Sellers, the Subsidiaries have none of their Documentation recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the Subsidiaries, their Affiliates or advisors.

6.28         Bank and Brokerage Accounts.  Sellers have delivered to Purchaser (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Subsidiaries have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Subsidiaries having signatory power with respect thereto.

6.29         No Powers of Attorney.  None of the Subsidiaries is a party to any Contract that by its terms grants an unqualified power of attorney, agency or similar authority to any Person in regards to any bank accounts of the Subsidiaries and there are no powers of attorney in force granted by any of the Subsidiaries to any Person outside of the Ordinary Course of Business.

6.30         Payments.  Neither Sellers, the Subsidiaries, nor any of their respective officers, directors, stockholders, partners, employees or agents, has, directly or indirectly, paid, delivered,

offered or agreed to deliver any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, supplier, government official, or other party, in the United States or any other country, which was, at the time made or given, illegal under any Law (including the U.S. Foreign Corrupt Practices Act of 1977, as amended).

6.31         Financial Requirements.  The Net Book Value as of the date hereof and as of the Closing Date is and shall be an amount equal to or greater than Three Million Dollars ($3,000,000).

6.32         Insolvency.

(a)           None of the Subsidiaries:

(i)            is insolvent or unable to pay its debts within the meaning of the Insolvency Act of 1986 (UK) (the “Insolvency Act”) or any other insolvency legislation applicable to the company concerned; and

(ii)           has stopped paying its debts as they fall due.

(b)           In relation to each of the Subsidiaries:

(i)            no administrator has been appointed;

(ii)           no documents have been filed with the court for the appointment of an administrator; and

(iii)          no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act).

6.33         No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article 6 (as modified by the Schedules hereto), none of Sellers or any other Person makes any other express or implied representation or warranty with respect to Sellers, the Subsidiaries, the Business, the Purchased Assets, the Assumed Liabilities, the Purchased Shares or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, whether made by Sellers, any Affiliate of Sellers or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article 6 hereof (as modified by the Schedules hereto), Sellers (i) expressly disclaim any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets or the Purchased Shares (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Sellers or any of their

Affiliates).  Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Business.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

6.34         Additional Warranties.  The Sellers jointly and severally give the Purchaser the additional warranties and representations set out in Annex A hereto.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

7.1           Organization and Good Standing.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

7.2           Authorization of Agreement.  Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”, and, collectively with the Seller Documents, the “Transaction Documents”), and to consummate the transactions contemplated hereby and thereby and no other corporate proceedings on the part of Purchaser is necessary to authorize this Agreement or any Purchaser Document to which it is a party or to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all requisite limited liability company action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.  The consummation of the transactions contemplated by this Agreement do not require the approval of the members of Purchaser.

7.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 7.3(a), none of the execution and delivery and performance by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation or limited liability company operating agreement of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Purchaser Material Adverse Effect.

(b)           Except as set for on Schedule 7.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, and except such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Purchaser Material Adverse Effect.

(c)           Purchaser is a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

7.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect.  Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a Purchaser Material Adverse Effect.

7.5           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.  Purchaser shall be solely obligated for the payment of all fees and expenses of any such broker, finder, or financial advisor.

7.6           Financial Capability.  Purchaser (i) at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Cash Purchase Price and (ii) at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

7.7           Condition of the Business; Disclaimer of Reliance.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article 6 hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets, the Business and the business, assets and operations of the Subsidiaries represented by the Purchased Shares are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article 6 hereof (as modified by the Schedules hereto).  Purchaser further represents that none of Sellers, any of their Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Subsidiaries, the Business, the Purchased Shares, the business, assets or operations of the Subsidiaries or the transactions contemplated by this Agreement not expressly set forth in this

Agreement.  Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties.  Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business, the Purchased Shares and the business, assets or operations of the Subsidiaries and has been provided access and an opportunity to review information in respect of the Business and the Subsidiaries requested by Purchaser and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

ARTICLE 8.

COVENANTS

8.1           Access to Information.

(a)           Sellers agree that, prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business or the Subsidiaries and such examination of the Documentation relating to the Business, the Subsidiaries, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such Documentation.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers and the Subsidiaries to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Sellers, the Subsidiaries, and their representatives and shall use their Commercially Reasonable Efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Seller or Subsidiary to disclose information subject to attorney-client privilege or conflict with any written confidentiality obligations to which any Seller or Subsidiary is bound; provided, however, that such information subject to attorney-client privilege or confidentiality obligations shall be disclosed to Purchaser in the event that the underlying subject matter relates primarily to the Business or relates to the Subsidiaries.  Except as otherwise set forth in this Agreement, prior to the Closing, without the prior written consent of Sellers, which may be withheld for any reason, (i) Purchaser shall not contact any suppliers to, or customers of, Sellers or the Subsidiaries, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of Sellers or the Subsidiaries.

(b)           Sellers and Purchaser shall, upon reasonable advance notice, use Commercially Reasonable Efforts to make such records held by it or their Affiliates relating to the Business available to the other party (during normal business hours and subject to restrictions under applicable Laws) as may be reasonably requested by the other party in connection with (i) the preparation of financial statements (including the Final Closing Statement) or regulatory filings in respect of periods ending prior to Closing; (ii) any insurance claims by, Legal Proceedings against, disputes relating to any indemnification obligation under Article 11 (Indemnification) between, or governmental investigations of Sellers, the Subsidiaries or Purchaser or any of their Affiliates; or (iii) in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  Sellers and Purchaser shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 8.1(b).

(c)           Notwithstanding anything in this Agreement to the contrary, the respective obligations and rights of Purchaser and Sellers pursuant to Section 8.1(b) shall apply during the pendency of any Legal Proceeding between any of Purchaser or its Affiliates (including the Subsidiaries) or their respective officers, directors, employees, equity holders, agents, representatives, successors and permitted assigns, on the one hand, and Sellers or its Affiliates or their respective officers, directors, employees, equity holders, agents, representatives, successors and permitted assigns, on the other hand, so long as such Legal Proceeding does not primarily relate to the subject matter of the records described in Section 8.1(b).  In the event that such Legal Proceeding does primarily relate to the subject matter of the records described in Section 8.1(b), applicable rules of discovery shall govern.

8.2           Conduct of the Business Pending the Closing.

(a)           Prior to the Closing, except (i) as set forth on Schedule 8.2(a), (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser, Sellers shall, solely as relates to the Business, and shall cause the Subsidiaries to:

(i)            conduct the Business and the business of the Subsidiaries only in the Ordinary Course of Business; and

(ii)           use their Commercially Reasonable Efforts to (A) preserve the present business operations, organization and goodwill of Sellers (as they relate to the Business) and the Subsidiaries and (B) preserve the present relationships with customers and suppliers of Sellers (as they relate to the Business) and the Subsidiaries.

(b)           Except (i) as set forth on Schedule 8.2(b), (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Purchaser, Sellers shall not, solely as relates to the Business, and shall not permit the Subsidiaries to:

(i)            other than in the Ordinary Course of Business or as required by Law or Contract, (A) materially increase the annual level of compensation of any Employee, (B) adopt, or increase the coverage or benefits available under, any Subsidiary Plan or, with respect to Employees only, any Employee Benefit Plan, or (C) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with any Employee;

(ii)           subject any of the Purchased Assets or any of the assets of any of the Subsidiaries, to any Lien, except for Permitted Exceptions, or subject the Shares to any Lien;

(iii)          acquire any properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any portion of the Purchased Assets (except pursuant to an existing Contract or inventory in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets) in each case, with an aggregate value in excess of Twenty-Five Thousand Dollars ($25,000);

(iv)          cancel or compromise any debt or claim or waive or release any right of any Subsidiary or Seller that constitutes a Purchased Asset except in the Ordinary Course of Business;

(v)           enter into or agree to enter into any merger or consolidation with any Person;

(vi)          declare, set aside, make or pay any dividend or other distribution in respect of the Shares or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Subsidiaries;

(vii)         transfer, authorize for issue, issue, sell or dispose of any Shares or grant options, warrants, calls or other rights to purchase or otherwise acquire Shares or allot or agree to allot any shares or other securities;

(viii)        effect any recapitalization, reclassification or like change in the capitalization of the Subsidiaries; or

(ix)           amend the certificate of incorporation or bylaws or comparable organizational documents of Sellers or the Subsidiaries.

(x)            make any material Tax election or settle or compromise any material Tax Liability, in each case with respect to Taxes of the Subsidiaries;

(xi)           [Reserved]

(xii)          (A)  incur or assume any Indebtedness, other than trade payables incurred in the Ordinary Course of Business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

(xiii)         modify, other than in an immaterial manner, any policy or procedure with respect to the collection of receivables or payment of payables;

(xiv)        pay, discharge or satisfy before it is due any material claim or Liability or fail to pay any such item in a timely manner, in each case except in accordance with the Ordinary Course of Business;

(xv)         except to the extent required by Law, change any accounting principle or method;

(xvi)        take or suffer any action that would result in the cancellation, termination, lapse or non-renewal of any insurance policy (unless such policy is replaced with comparable insurance);

(xvii)       make or incur any expenditure, lease or commitment for additions to property or equipment or other assets in excess of Twenty-Five Thousand Dollars ($25,000) (individually or in the aggregate) and with a term in excess of twelve (12) months;

(xviii)      except in the Ordinary Course of Business, amend, waive, surrender or terminate or agree to the amendment, waiver, surrender or termination of any Material Contract or any material Permit;

(xix)         except in the Ordinary Course of Business, exercise any right or option under or extend or renew any Material Contract;

(xx)          except in the Ordinary Course of Business enter into or engage in any transaction with its Affiliates;

(xxi)         pay any management charge to Sellers or any entity other than the Subsidiaries; or

(xxii)        agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(i)” through “(xxi)” of this Section 8.2(b).

8.3           Consents.  Sellers shall (and shall cause their respective Affiliates to) use their Commercially Reasonable Efforts, and Purchaser shall (and shall cause its Affiliates to) cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 6.3(b) hereof; provided however, that Sellers, the Subsidiaries and Purchaser shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

8.4           Regulatory Approvals.

(a)           Purchaser and Sellers shall (i) make or cause to be made, as promptly as practicable after the date hereof, all filings with any Governmental Body required of each of them or any of their respective subsidiaries or Affiliates under any Antitrust Laws with respect to the transactions contemplated hereby, and (ii) with respect to all filings required under any Antitrust Laws, (A) keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body related to such filing, (B) use its Commercially Reasonable Efforts to make any further filings that may be necessary, proper, or advisable or to respond to any request under any Antitrust Laws for additional information, documents, or other materials by any Governmental Body in respect of such filings or such transactions, and (C) provide necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Body.

(b)           Purchaser and Sellers shall each use their Commercially Reasonable Efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any United States federal or state or foreign Laws, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including but not limited to the HSR Act (collectively, the “Antitrust Laws”), provided, however, Purchaser shall not be required to enter into a consent decree, or other Order or other agreement, or give any assurance, commitment or undertaking, to hold separate or divest (pursuant to any terms as may be required by a Governmental Body) the business, products and assets of any product or service lines, of the Business or any other business or any of the Subsidiaries, product line, service lines division or subsidiary of Purchaser or any Affiliate of Purchaser.  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, Purchaser and Sellers shall each cooperate and use their Commercially Reasonable Efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless, either party decides that litigation is not in its best interests.

8.5           Further Assurances.  Subject to, and not in limitation of, Sections 8.3 and 8.4, Sellers and Purchaser shall each use their Commercially Reasonable Efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.6           Confidentiality.

(a)           Sellers Confidentiality.  Sellers shall keep confidential, and cause their respective Affiliates and each of their respective officers, directors, employees, representatives and advisors to keep confidential (i) from the date hereof, all Confidential Information being provided to Sellers by or on behalf of Purchaser regarding Purchaser, any of its Affiliates, and any of its or their businesses in connection with the transactions contemplated by this Agreement and (ii) after the Closing Date, all Confidential Information regarding the Purchased Assets, Assumed Liabilities, the Business and the Subsidiaries.

(b)           Purchaser Confidentiality.  Purchaser shall keep confidential, and cause its Affiliates and each of their respective officers, directors, employees, representatives and advisors to keep confidential from the date hereof, all Confidential Information being provided to Purchaser by or on behalf of Sellers regarding Sellers, any of their respective Affiliates, and any of their respective businesses; provided, however, that after the Closing, Purchaser shall only be required to keep confidential, and cause its Affiliates and each of their respective officers, directors, employees, representatives and advisors to keep confidential all Confidential Information provided to Purchaser by or on behalf of Sellers that is not related to the Purchased Assets, Assumed Liabilities, the Business or the Subsidiaries.

8.7           Non Solicitation.

(a)           As an inducement for Purchaser to consummate the transactions set forth in this Agreement, Sellers and their respective Affiliates agree that, for a period of five (5) years following the Closing Date, they shall not, directly or indirectly, for their own account or on behalf of any other Affiliate or Person, (i) induce or attempt to induce any employee, agent or independent contractor who was employed or otherwise engaged in connection with the Business or the Subsidiaries immediately prior to the Closing or during the twelve (12) months immediately preceding the Closing Date (each, a “Restricted Person”) to leave the employ of, or to cease providing services to Purchaser or its Affiliates, (ii) in any way interfere with the relationship between Purchaser or its Affiliates and any Restricted Person, except for persons whose employment (A) is solicited or procured through newspaper ads or through independent search firms engaged in a broad-based search or (B) is actually terminated by Purchaser or its Affiliates after the Closing, (iii) solicit for employment, engagement or retention as an employee, agent, independent contractor, or otherwise, any Restricted Person, (iv) induce or attempt to induce any customer, prospective customer, supplier, vendor, licensee or other Person to cease doing business with, or to reduce its business with, Purchaser or its Affiliates, (v) in any way interfere with the relationship between Purchaser or its Affiliates and any of its customers, prospective customers, suppliers, licensees or any other Person, or (vi) solicit the business of any Person known by Sellers to be a customer or prospective customer of Purchaser or its Affiliates with respect to products, services or activities that compete in whole or in part with the Business as conducted by Purchaser or its Affiliates.

(b)           Sellers acknowledge that the provisions of this Section 8.7 and the period of time, scope and type of restrictions on Sellers’ activities set forth herein are reasonable and necessary for the protection of Purchaser, which is paying substantial monies and other benefits to Sellers, and are an essential inducement to Purchaser’s entering into and performing this Agreement and the Transaction Documents to which Purchaser is party.  If any covenant contained in this Section 8.7 shall be determined by any Governmental Body to be invalid or unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such Governmental Body making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the parties hereto that the provisions of this Section 8.7 shall be enforceable to the maximum extent permitted by applicable Law.

(c)           Sellers acknowledge that any breach or threatened breach of the covenants contained in this Section 8.7 will likely cause Purchaser material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate.  Accordingly, to the extent permitted by applicable Law, Purchaser shall, in addition to all other available rights and remedies (including, but not limited to, seeking such Damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

8.8           Non Competition.

(a)           As an inducement for Purchaser to consummate the transactions set forth in this Agreement, Sellers (and their respective Affiliates) agree that, for a period of five (5) years following the Closing Date, they shall not, directly or indirectly, engage or invest in, own, manage, join, operate, finance, control, or participate in the ownership, management, operation, financing or control of, or loan any money to, or have any financial interest in, or acquire any right to share in the profits of, be employed by, associated with, or in any manner connected with, lend their name or credit to, or render services or advice to, any business or Person whose products, services or activities compete, in whole or in part, or in any way interfere, with the Business or the Subsidiaries anywhere within the world; provided, however, Sellers may purchase or otherwise acquire, in the aggregate, up to five percent (5%) of the outstanding voting shares of any publicly held company (but without otherwise participating in the business activities of such company) without otherwise violating the provisions of this Section 8.8.

(b)           Notwithstanding the foregoing, neither Seller shall be in violation of Section 8.8(a) hereof as a result of its (or its Affiliate’s) acquisition of all or substantially all of the capital stock or assets of any Person which derives any revenue from a business that competes with the Business (an “After Acquired Business”), if, in the case of such an acquisition (i) not more than the lesser of: (A) ten percent (10%) of the revenue or (B) Ten Million Dollars ($10,000,000) of revenue, of such After Acquired Business during its most recent fiscal year is derived from a business which competes with the Business (the “Restricted Business”), and (ii) within one year after the acquisition of the After Acquired Business, the applicable Seller (or its Affiliate, as applicable) disposes of or ceases the operations of the Restricted Business.

(c)           Sellers acknowledge that the provisions of this Section 8.8 and the period of time, scope and type of restrictions on Sellers’ activities set forth herein are reasonable and necessary for the protection of Purchaser, which is paying substantial monies and other benefits to Sellers, and are an essential inducement to Purchaser’s entering into and performing this Agreement and the Transaction Documents to which Purchaser is party.  If any covenant contained in this Section 8.8 shall be determined by any Governmental Body to be invalid or unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such Governmental Body making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the parties hereto that the provisions of this Section 8.8 shall be enforceable to the maximum extent permitted by applicable Law.

(d)           Sellers acknowledge that any breach or threatened breach of the covenants contained in this Section 8.8 will likely cause Purchaser material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at Law for any such breach will likely be inadequate.  Accordingly, to the extent permitted by applicable Law, Purchaser shall, in addition to all other available rights and remedies (including, but not limited to, seeking such Damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at Law.

8.9           Preservation of Records.  Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business or the Shares for a period of seven (7) years from the Closing Date and shall make such records through the period ending on the Closing Date available to the other as may be reasonably required by such party in connection with, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Sellers, the Subsidiaries or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Sellers or Purchaser wish to destroy such records prior to such time, such party shall first give thirty (30) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that thirty (30) day period, to take possession of the records within sixty (60) days after the date of such notice.

8.10         Publicity.

(a)           None of Sellers or Purchaser shall, and they shall cause their respective Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Sellers list securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its Commercially Reasonable Efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

(b)           Purchaser and Sellers each agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  In the event that such disclosure, availability or filing is required by applicable Law, Purchaser and Sellers (as applicable) each agree to use their Commercially Reasonable Efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party shall reasonably request.

8.11         Use of Name.  Purchaser agrees that it shall have no right to use of the name “BancTec” and “BancTec Services” or any service marks, trademarks, trade names, corporate names, identifying symbols, logos, emblems, signs, insignia or other source or business identifiers related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Parent Marks”), and will not at any time hold itself out as having any affiliation with Parent or any of its subsidiaries or Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than one hundred eighty (180) days following the Closing Date, Purchaser shall (a) completely remove, strike over or otherwise obliterate all Parent Marks from all materials including, without limitation, any vehicles, business cards and stationery used in the Business and, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials and (b) make all filings with all applicable Governmental Bodies necessary to effect the complete elimination of any use of the Parent Marks (and any portion thereof) from the corporate names, trade names, fictitious business names and Marks of the Subsidiaries.

8.12         Commercially Reasonable Efforts.

(a)           After the Closing, Purchaser will, and will cause BancTec UK Ltd. to, use their Commercially Reasonable Efforts to obtain the unqualified release of Sellers, BancTec Limited, a private limited company organized under the Laws of England and Wales (“BancTec Limited”), or their Affiliates from all Liability in respect of the UK Lease, including any Liability any Seller or any of its Affiliates may have as a guarantor or surety thereof; provided, however, that Purchaser and BancTec UK Ltd. shall not be obligated to pay any consideration therefor to any third party from whom such release is requested.

(b)           In the event Purchaser is unable to obtain the unqualified release of BancTec Limited under the UK Lease, Purchaser shall exercise its right to terminate such UK Lease pursuant to the early termination provision in Section 43.3 thereof.  Parent will reimburse up to GBP 25,000 of Purchaser’s out-of-pocket expenses in the event Purchaser exercises its early termination right pursuant to the requirements of this Section 8.12(b).

8.13         Disclosure Schedules; Supplementation and Amendment of Schedules.  Sellers shall promptly supplement or amend the Schedules until the Closing with respect to any matter hereafter arising or discovered that would have been required to be set forth or described in the Schedules; provided that no such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 10.1(a) or for purposes of determining whether Purchaser is entitled to indemnification pursuant to Article 11.

8.14         Control of Business.  Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Business remains in the dominion and control of Sellers and the Subsidiaries until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of any of Sellers, except as specifically contemplated or permitted by Article 8 including, without limitation, Section 8.3 or as otherwise consented to in advance by an officer of Sellers.

8.15         Tax Affidavits.

(a)           FIRPTA Affidavit.  Each of Sellers shall provide Purchaser, on or prior to the Closing Date, a certificate of non-foreign status of Sellers that complies with the Treasury Regulations under section 1445 of the Code (a “FIRPTA Certificate”); provided, however, that Purchaser’s sole remedy in the event of a Seller’s failure to deliver a FIRPTA Certificate shall be the right to withhold the amount of Tax required to be withheld by section 1445 of the Code, and Purchaser shall not otherwise be excused from any of its obligations under this Agreement as a result of such Sellers’ failure to provide such FIRPTA Certificate.

(b)           Foreign Tax Declarations.  Each of Sellers shall provide Purchaser, on or prior to the Closing Date, with any certificates required under applicable foreign Law to avoid foreign Tax withholding with respect to the purchase of the Purchased Shares (a “Foreign Tax Withholding Certificate”); provided, however, that Purchaser’s sole remedy in the event of a Seller’s failure to deliver a Foreign Tax Withholding Certificate shall be the right to withhold the amount of Tax required to be withheld by appropriate foreign Law from the Cash Purchase Price and to remit same as provided by Law, and Purchaser shall not otherwise be excused from any of its obligations under this Agreement as a result of such Sellers’ failure to provide such Foreign Tax Withholding Certificate.

8.16         Affiliate Transactions.  On the Closing Date, the Subsidiaries shall terminate, effective as of the Effective Time and without and Liability or penalty to Purchaser or any of the Subsidiaries, all Contracts (including Contracts in respect of inter-company Indebtedness) with any of Sellers or their respective Affiliates other than (i) those set forth on Schedule 8.16(i), (ii) agreements between or among the Subsidiaries, and (iii) agreements the continuation of which Purchaser has approved in writing.  Notwithstanding the foregoing, the Contracts set forth on Schedule 8.16(ii) between any of the Subsidiaries and Sellers or their respective Affiliates shall terminate six (6) months after the Closing Date or at an earlier time, in the sole discretion of the Subsidiaries, and without any liability or penalty to Purchaser or any of the Subsidiaries, upon written notice by the Subsidiaries to Sellers.

8.17         Sellers Intellectual Property License Agreement.  At Closing, Sellers and Purchaser shall enter into the Seller Intellectual Property License Agreement on such terms as shall be mutually agreed, including customary representations and warranties regarding the Seller Intellectual Property, and pursuant to which Sellers will grant to Purchaser and the Subsidiaries (without further consideration beyond the Total Consideration) a non-exclusive, royalty-free, fully assignable and sublicensable (without any further consent requirements) perpetual (subject to any termination rights agreed upon by Sellers and Purchaser) license to

(i) use the eFirst Software only in object code form and (ii) use, reproduce, modify and create derivative works of the Seller Intellectual Property (other than the eFirst Software) in source code and object code forms.  Sellers will provide certain maintenance and support to be agreed upon by the parties with respect to the eFirst Software, subject to the payment by Purchaser of a maintenance fee to be agreed upon by the parties.  Sellers will have no obligation to provide any other training, maintenance or support with respect to any of the Seller Intellectual Property.

8.18         Licensed Intellectual Property.  Sellers shall (i) at Closing, transfer to Purchaser the license for any copies of Microsoft® Software pre-installed on the computers included in the Purchased Assets and (ii) prior to Closing, use Commercially Reasonable Efforts to obtain for Purchaser or assist Purchaser in obtaining, at Purchaser’s cost and expense, a license to use the Scala Software and the Edify Software, provided that the foregoing in this subclause (ii) of this Section 8.18 shall not be deemed to create an obligation on the part of Sellers to obtain such a license for Purchaser.  For the avoidance of doubt, Sellers shall not have any other obligations to Purchaser with respect to any of the Licensed Intellectual Property.

8.19         Bulk Sales Filings.  Sellers and Purchasers shall comply with any and all “bulk transfer” Laws or similar statutes, rules or regulations of California, Florida, Massachusetts, New York and Texas, including, without limitation, applicable Laws of such jurisdictions relating to taxes and in completing and/or filing any form or other filing with the relevant Taxing Authority at least ten (10) days (or at such other time as may be required by applicable Law) prior to the Closing Date (the “Bulk Sales Filings”).  Promptly after the Closing, Sellers (and in no event later than the due date therefore required by Law), will request from each of the domestic Taxing Authorities with which it conducted the Business prior to the Closing or in which tangible personal property sold to Purchaser was located at the Closing, a certificate of no Tax due or a statement setting forth the Taxes due by Sellers with respect to the Business.  Sellers shall promptly pay any Taxes which are required to be paid in order to obtain such certificate and Sellers shall cooperate with any audit thereafter conducted by any such Taxing Authorities for the purposes of issuing such certificate and shall bear the cost of any such audit.

8.20         Exclusivity.  From the date of this Agreement until the Closing or the termination of this Agreement, in accordance with Section 5.2, Sellers will not (and will not permit their respective Affiliates or any of their Affiliates’ representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of the Business or the Subsidiaries or any merger, recapitalization, share exchange, sale of substantial assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the contemplated transactions hereunder or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Sellers will notify Purchasers immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

8.21         Good Standing Certificates.  Sellers shall use their Commercially Reasonable Efforts to deliver prior to the Closing Date certified organizational documents of the Subsidiaries, including all amendments thereto and certificates from the Secretary of State or other appropriate Governmental Body or official of the respective jurisdictions of organization to the effect that each such Subsidiary and Seller is in good standing or subsisting in such jurisdictions.  Sellers shall use their Commercially Reasonable Efforts to cause BancTec Maintenance and BancTec UK Ltd. to be in good standing in their respective jurisdictions of organization prior to the Closing Date.  In the event that either of BancTec Maintenance or BancTec UK Ltd. is not in good standing in its respective jurisdiction of organization prior to the Closing Date, Sellers shall after the Closing Date assist Purchaser to cause such Subsidiaries to become in good standing at the sole cost and expense of Sellers.

8.22         Bonuses and Commissions.  Immediately prior to the Closing Date, Sellers shall make (at no cost or expense to Purchaser) any and all bonus and commission payments owed by Sellers or the Subsidiaries to the Hired Employees for any time period on or prior to the Effective Time.

8.23         Check the Box Elections.

(a)           Notice of Request.  Purchaser may request that Sellers make, within three (3) Business Days after the Closing Date, elections under Treasury Regulation 301.7701-3 to treat BancTec Netherlands and BancTec Canada as disregarded entities for federal income tax purposes (each, a “Check the Box Election”).  On or before December 15, 2008, Parent shall provide Purchaser with a written good faith description of the nature and amount of the incremental costs to Parent and Sellers from making each Check the Box Election (such written estimate, the “Estimated Cost Notice”, and the amount set forth therein, the “Estimated Cost”).  The Estimated Cost shall include, but shall not be limited to, the out of pocket cost of any additional tax liability incurred or reasonably certain to be incurred by Sellers in any year or group of years over the out of pocket cost of the tax liability which would have been incurred by such Sellers with respect to such year or group of years had Sellers not made such election.  In order to request a Check the Box Election, Purchaser shall deliver to Parent no later than December 17, 2008, a written notice (the “Preliminary Indication Notice”) setting forth the specific entities for which Check the Box Election should be made.

(b)           Conduct at Closing.  At the Closing, (i) Sellers shall deliver the executed Check the Box Elections to Purchaser; and (ii) Purchaser shall remit the Estimated Cost to Parent as reimbursement for Sellers’ costs in making the Check the Box Elections.  Notwithstanding the foregoing, in the event that Purchaser in good faith disputes the Estimated Cost, Purchaser shall remit to Parent at the Closing an amount equal to Purchaser’s good faith estimate of Sellers’ actual incremental cost in making the Check the Box Elections (determined in the manner described in Section 8.23(a)) and shall provide Parent with a written notice of objection highlighting the items and amounts listed in the Estimated Cost Notice which it disputes.  As soon thereafter as reasonably practicable, Parent and Purchaser shall engage the Independent Accountant to review the disputed items and determine the actual incremental cost to Parent in making the Check the Box Elections; provided, that the Independent Accountant’s review shall be limited to those items or amounts which were listed in the Estimated Cost Notice and not paid at the Closing.  The determination of the Independent Accountant shall be final and binding on all parties.  The Independent Accountant shall provide its determination of the actual incremental costs to Sellers no later than one hundred and fifty (150) days after the Closing.  Purchaser shall remit the excess of the amount determined by the Independent Accountant over the amount paid by Purchaser at the Closing, if any, pursuant to this Section 8.23(b) to Parent on or before the date within five (5) days after the announcement of the amount of the actual incremental cost by the Independent Accountant.

(c)           Interest.  Any amount determined by the Independent Accountant to be payable pursuant to Section 8.23(b) above shall bear interest from and including the Closing Date to (but excluding) the date of payment at a rate equal to the rate of interest published by The Wall Street Journal Eastern Edition as the Prime Rate during the period from and including the Closing Date to the date of payment plus four percent (4%).

(d)           Role of the Independent Accountant.  The parties hereby agree that in making its determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator.

(e)           Fees of Independent Accountant.  The Independent Accountant will determine the allocation of the cost of its review and report under this Section 8.23 based on the inverse of the percentage its determination (before such allocation) bears to a number equal to the Estimated Cost minus the amount paid by Purchaser at the Closing.  For example, should the items included in the Estimated Cost but not paid by Purchaser at the Closing total in amount One Thousand Dollars ($1,000) and the Independent Accountant awards Six Hundred Dollars ($600) to Parent, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Parent.

(f)            Rescission.  At any time before Sellers have made the Check the Box Elections, Parent may rescind its request that such elections be made.  In such instance, Purchaser shall pay to Sellers at Closing, if such rescission is made prior to Closing, the amount of any out-of-pocket expenses incurred by Sellers in preparation of making the Check the Box Elections, and Sellers shall refund to Parent, if such rescission is made after Closing, the Estimated Cost paid at Closing, less any out-of-pocket expenses incurred by Sellers in preparation of making the Check the Box Elections.

ARTICLE 9.

EMPLOYEES AND EMPLOYEE BENEFITS

9.1           Employment.

(a)           Each Employee who is employed by any Subsidiary immediately prior to the Effective Time (a “Subsidiary Employee”) shall continue to be employed by such Subsidiary at the Effective Time.

(b)           Purchaser shall or shall cause any of its Affiliates to offer employment to each Employee (other than a Subsidiary Employee or any named executive Employee) who is actively employed (excluding Employees on vacation, non-working day, jury duty, family leave or similar leave of absence (the “Absentee Employees”)) immediately prior to the Effective Time by Parent effective at the Effective Time.  Purchaser shall or shall cause any of its Affiliates to offer employment to any Absentee Employee (other than a Subsidiary Employee or any named executive Employee) who is employed immediately prior to the Effective Time when such Absentee Employee is eligible to return to active employment; provided, that such Absentee

Employee has a right to re-employment under applicable Laws and any employment policies. Such offers of employment shall be made in writing and shall be contingent upon each such Employee’s consent to the transfer to Purchaser of the background checks performed by Sellers which relate to such Employee, such Employee granting permission to Purchaser to perform a motor vehicle check, and such Employee completing Purchaser’s new hire paperwork in a timely manner.  Such offers of employment to the Employees shall be made at least five (5) Business Days prior to the Closing Date for employment commencing at the Effective Time, with respect to the active Employees, and employment commencing when any such Absentee Employee is eligible to return to active employment with respect to the Absentee Employees.  Parent has made available or delivered to Purchaser a list of all of its above described Employees (other than Subsidiary Employees) (the “Parent Employees”).  Parent Employees who accept the aforesaid offers of employment shall be treated as “Hired Employees” when they commence work with Purchaser or any of its Affiliates.

(c)           Sellers hereby agree to use their Commercially Reasonable Efforts, and to cause each Subsidiary to use its Commercially Reasonable Efforts, to (i) make available to Purchaser the significant Employees of Sellers, with respect to the Business, and the Subsidiaries, including, but not limited to, the President of Information Technology Services and the Vice Presidents of Sellers with respect to the Business, and (ii) assist Purchaser in making offers and hiring any of the Parent Employees, including providing Purchaser with access to such Parent Employees during the period from the date hereof until Closing.  Sellers shall not take, and shall cause each of the Subsidiaries and each Affiliate of Sellers and the Subsidiaries not to take, any action that would materially impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire any such Employees.

(d)           Purchaser shall provide each Hired Employee whose employment is terminated by Purchaser before the first anniversary of the Effective Time with the same amount of severance pay, if any, that such Hired Employee would have been entitled with respect to such termination under the severance policies of Sellers in effect as of January 1, 2009, and as set forth in Schedule 9.1(d).  At least five (5) days prior to the Effective Time, Purchaser shall deliver to Sellers a list of all Hired Employees Purchaser does not wish to employ in the Business for more than thirty (30) days after the Effective Time, and Sellers shall reimburse Purchaser for one-half of the severance payments described in the first sentence of this Section 9.1(d) for any Hired Employee set forth on such list who is actually terminated by Purchaser within thirty (30) days after the Effective Time.  With respect to any Hired Employee who is actually terminated by Purchaser more than thirty (30) days after the Effective Time, but within twenty-six (26) weeks following the Effective Time, Sellers shall reimburse Purchaser for the excess, if any, of (i) the severance payments described in the first sentence of this Section 9.1(d) for such Hired Employee, minus (ii) the amount of severance pay Purchaser would have paid under its severance plan (a copy of which has been provided to Sellers) assuming such Hired Employee was credited with his or her period of employment with Sellers.  Sellers shall not be obligated to reimburse Purchaser for any severance payments to Hired Employees who are terminated by Purchaser more than twenty-six (26) weeks after the Effective Time.

(e)           Purchaser shall assume all responsibility for any obligations that arise under the WARN Act, or all similar state and local Laws with respect to any Hired Employee whose employment is terminated because of actions taken by Purchaser at or after the Effective Time.

(f)            Purchaser shall comply in all material respects with any obligations or standards arising under applicable non-U.S. Laws and practices governing the terms and conditions of the Subsidiary Employees’ employment or severance of employment in connection with the transfer of the Business or otherwise.

9.2           Employee Benefits.

(a)           Purchaser shall have no Liability nor any responsibility whatsoever in respect of any of Sellers’ Employee Benefit Plans (other than the Subsidiary Plans), except as specifically assumed by Purchaser in Article 9.

(b)           Purchaser shall provide, or cause to be provided, to the Hired Employees, compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), substantially equivalent to similarly situated employees of Purchaser.

(c)           Except with respect to medical and dental insurance plans as described in Section 9.2(f), Purchaser shall permit all Hired Employees (and their spouses and dependents) to participate in its “employee benefit plans” (as defined in ERISA) in which similarly situated employees of Purchaser are generally eligible to participate.

(d)           [Reserved]

(e)           Sellers shall retain sole responsibility for all medical, dental, life insurance and disability expenses and benefits for each Hired Employee and covered dependents of such Hired Employee with respect to claims incurred prior to the Effective Time in respect of such person.  Purchasers shall have sole responsibility, in accordance with the terms of any of Purchaser’s benefit plans, if any, for expenses and benefits with respect to claims incurred in respect of Hired Employees or covered dependents of such persons after the Effective Time or such other date as the Hired Employee becomes covered by Purchaser’s benefit plans as described below.  For purposes of this Section 9.2(e), a claim is deemed to be incurred when (i) with respect to medical or dental benefits, the medical or dental services giving rise to such claim are performed, and (ii) with respect to life or disability benefits, when the event giving rise to such claim occurs.

(f)            Sellers shall treat Hired Employees as having a “qualifying event” at the Effective Time for purposes of COBRA continuation coverage under Seller’s medical and dental plans, and Purchaser shall reimburse Sellers for the amount of the actual claims incurred with respect to Hired Employees who elect such coverage and their eligible dependents and qualified beneficiaries during the first sixty (60) days following the Effective Time (“COBRA Transition Period”), plus the amount of administrative expenses (including, without limitation, an allocable share of stop-loss insurance premiums) payable to persons unaffiliated with Sellers and relating to such period of coverage (“Third Party Administrative Expenses”).  Purchaser shall withhold from the paychecks of such Hired Employees electing to participate in COBRA during the COBRA Transition Period, an amount equal to the amount of premium such Hired

Employees would have paid under Sellers’ medical and dental plans as of January 1, 2009.  Purchaser shall pay to Sellers, on the Closing Date and on the thirtieth (30th) day following the Effective Time, a monthly amount equal to One Hundred Ninety-Eight Thousand Dollars ($198,000), which such amount shall include the Third Party Administrative Expenses.  On the last business day of the tenth (10th) month following the Effective Time, Sellers shall notify Purchaser of the sum of (i) the aggregate claims actually incurred and paid by Sellers (which shall not include any claims covered by the applicable stop-loss insurance of Sellers) during the COBRA Transition Period under Seller’s medical and dental plans by Hired Employees and their eligible dependents and qualified beneficiaries, plus (ii) the aggregate Third Party Administrative Expenses.  Sellers shall provide Purchaser with supporting documentation reasonably necessary to support such sum and Purchaser shall have the right to review and discuss with Sellers such documentation.  If such undisputed sum exceeds Three Hundred Ninety-Six Thousand Dollars ($396,000), Purchaser shall promptly pay to Sellers the amount of such difference.  If such undisputed sum is less than Three Hundred Ninety-Six Thousand Dollars ($396,000), Sellers shall promptly pay to Purchaser the amount of such difference.  Hired Employees (and their spouses and dependents) will be entitled to participate in Purchaser medical and dental plans effective immediately after the sixtieth (60th) day after the Effective Time, if still employed by Purchaser (and without exclusion from coverage on account of any pre-existing condition) and with credit under any such medical and dental plans for any deductibles or co-insurance paid by such Hired Employees during the COBRA Transition Period under any such plan maintained by Sellers.  Sellers shall provide Purchaser, at its request and on a no less frequent basis than monthly, after the Effective Time through the fifteen (15) month anniversary after the Effective Time, with a schedule of the amounts of any such deductibles and co-insurance paid by each Hired Employee during the COBRA Transition Period under any medical and dental plan maintained by Sellers.

(g)           No liability is reasonably expected to be incurred by Parent or any entity, trade or business that is a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Parent, which could reasonably be expected to subject Purchaser to any liability after the Effective Time under Title IV of ERISA, Section 301 of ERISA or Sections 412 or 4971 of the Code.

(h)           Parent shall assume or retain sponsorship of all Employee Benefit Plans (other than Subsidiary Plans) and shall be responsible for the administration, operation and legal compliance of, and payment of compensation and benefits under, such plans, subject to Purchaser’s obligation to reimburse Parent as expressly provided herein.  None of the assets of any Employee Benefit Plans (other than Subsidiary Plans), or any trusts, insurance contracts, bonds, service contracts or similar documents relating thereto, shall be transferred to Purchaser.  Purchaser shall assume sponsorship and all responsibility of any Subsidiary Plans sponsored by Parent.

(i)            Notwithstanding anything to the contrary in this Section 9.2, the parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Parent, Subsidiaries, or Purchaser on the one hand and any Employee of Parent or the Subsidiaries, on the other hand, and no employee of Parent or the Subsidiaries may rely on this Agreement as the basis for any breach of contract claim against Parent, the Subsidiaries, or Purchaser, (ii) nothing in this Agreement shall be deemed or construed to require Parent, the

Subsidiaries, or Purchaser to continue to employ any particular employee of Parent or the Subsidiaries for any period after Closing, (iii) nothing in this Agreement shall be deemed or construed to limit Purchaser’s right to terminate the employment of any Hired Employee or Subsidiary Employee during any period on or after Closing, and (iv) nothing in this Agreement shall modify or amend any Employee Benefit Plan, Subsidiary Plan, or other agreement, plan, program, or document unless this agreement explicitly states that the provision “amends” such Employee Benefit Plan, Subsidiary Plan or other agreement, plan, program, or document.

ARTICLE 10.

CONDITIONS TO CLOSING

10.1         Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Sellers set forth in this Agreement and in each of the Transaction Documents shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true and correct in all respects as of said dates;

(b)           Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

(c)           Purchaser shall have received a certificate signed by an authorized officer of each Seller, dated the Closing Date, certifying that the conditions contained in Sections 10.1(a) and 10.1(b) have been fulfilled;

(d)           there shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Transaction Documents to Purchaser, and there shall not be pending or threatened on the Closing Date any action in, before or by any Governmental Body that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to Purchaser or the transactions contemplated by this Agreement or any of the Transaction Documents;

(e)           there shall not be any action, suit, or proceeding pending or threatened before any Governmental Body that could reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or the Transaction Documents, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Material Adverse Effect on the right of Purchaser to own the Shares or the Purchased Assets or to operate the Business (and no such Order shall be in effect);

(f)            [Reserved];

(g)           Any labor agreements, where required by Law, shall be in effect covering the employees of the Subsidiaries and the Subsidiaries and on terms and conditions reasonably satisfactory to Purchaser;

(h)           The consents and approvals set forth on Schedule 10.1(h) shall have been obtained;

(i)            Since August 31, 2008, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect;

(j)            The Net Book Value as of the Closing Date shall be an amount equal to or greater than Three Million Dollars ($3,000,000);

(k)           Sellers shall have delivered, or caused to be delivered, to Purchaser a legal opinion of Weil, Gotshal & Manges LLP, counsel to Sellers, dated as of the Closing Date, in the form of Exhibit F hereto;

(l)            Sellers shall have delivered evidence of: (i) resignation as directors and/or officers of the Subsidiaries as Purchaser may request; and (ii) authority of change of signatories on the bank accounts of the Subsidiaries;

(m)          Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed Bill of Sale in the form of Exhibit B hereto;

(n)           Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed Assignment and Assumption Agreement in the form of Exhibit C hereto;

(o)           Sellers shall have delivered, or caused to be delivered, to Purchaser a duly executed Transition Services Agreement in the form of Exhibit D hereto; and

(p)           Sellers shall have delivered, or cause to be delivered, to Purchaser a duly executed Seller Intellectual Property License Agreement;

(q)           Steven Drake, Vice President of the European operations of the Business, shall have entered into an employment agreement with Purchaser on terms satisfactory to Purchaser;

(r)            Sellers shall have delivered, or caused to be delivered, to Purchaser the Closing Balance Sheet;

(s)           Each Seller shall have delivered (A) copies of resolutions of the board of directors and the shareholders of such Seller authorizing and approving this Agreement, the

Transaction Documents and the transactions contemplated hereby and thereby and all of the transactions and agreements contemplated hereby and thereby; (B) the certificate of incorporation, as amended, and bylaws, as amended, of such Seller; and (C) the names of the officer or officers of such Seller authorized to execute this Agreement, the Transaction Documents and the transaction contemplated herein and therein, all certified by any authorized representative of such Seller, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(t)            Subject to Section 8.21, Sellers shall have delivered certified organizational documents of the Subsidiaries, including all amendments thereto and certificates from the Secretary of State or other appropriate Governmental Body or official of the respective jurisdictions of organization to the effect that each such Subsidiary and Seller is in good standing or subsisting in such jurisdictions;

(u)           International and Parent, as applicable, shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Purchased Shares, duly endorsed in blank or accompanied by properly executed stock transfer powers, and a duly executed Netherlands Deed;

(v)           Sellers shall have delivered evidence of the release of any and all Liens on the Purchased Assets and the Subsidiary Assets other than the Permitted Exceptions and evidence of the release of any and all Liens on the Shares; and

(w)          Sellers shall have delivered such other documents or instruments reasonably requested by Purchaser or its agents to confirm or carry out performance of the covenants and satisfaction of the conditions required by this Agreement, the Transaction Documents and the documents contemplated hereby and thereby.

10.2         Conditions Precedent to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Purchaser set forth in this Agreement and in each of the Transaction Documents shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that are modified as to materiality or contain a qualification referring to a “Material Adverse Effect” or any similar modification or qualification shall be true and correct in all respects as of said dates;.

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date,

(c)           Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, certifying that the conditions contained in Sections 10.2(a) and 10.2(b) have been fulfilled;

(d)           Purchaser shall have delivered (A) copies of resolutions of sole member of Purchaser authorizing and approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and all of the transactions and agreements contemplated hereby and thereby; (B) the certificate of formation and the limited liability company agreement of Purchaser; and (C) the names of the officer or officers of Purchaser authorized to execute this Agreement, the Transaction Documents and the transaction contemplated herein and therein, all certified by any authorized representative of Purchaser, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

(e)           there shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents or that could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Transaction Documents to Sellers, and there shall not be pending or threatened on the Closing Date any action in, before or by any Governmental Body that could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability of any such Law to Sellers or the transactions contemplated by this Agreement or any of the Transaction Documents;

(f)            Parent shall have received consent from the Bank under the Existing Loan Documents to the consummation of the Agreement and the transactions contemplated hereby;

(g)           Purchaser shall have executed and delivered the Promissory Note in the form attached hereto as Exhibit E hereto;

(h)           Purchaser shall have delivered, or caused to be delivered, to Sellers evidence of the wire transfer referred to in Section 4.2;

(i)            Purchaser shall have delivered, or caused to be delivered, to Sellers a duly executed Guaranty in the form of Exhibit A hereto, by QualxServ LLC, a Delaware limited liability company, of Purchaser’s payment of the amounts due with respect to the Annual Consideration, any post-Closing adjustment amount to the Cash Purchase Price pursuant to Section 4.4, the Promissory Note and  any indemnification of the Seller Indemnified Parties pursuant to Article 11 of the Purchase Agreement; provided, however, that the Guaranty with respect to such indemnification obligations shall only survive until the eighteen (18) month anniversary of the Closing Date; and

(j)            Purchaser shall have delivered, or caused to be delivered, to Sellers a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit C hereto.

10.3         Frustration of Closing Conditions.  None of Sellers or Purchaser may rely on the failure of any condition set forth in Section 10.1 or 10.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE 11.

SURVIVAL

11.1         Survival of Representations and Warranties.

(a)           The representations and warranties of the parties hereto contained in this Agreement (including, for the avoidance of doubt, the additional representations and warranties set forth in Annex A hereto) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, that the representations and warranties contained in Section 6.1 (Organization and Good Standing),  Section 6.2 (Authorization of Agreements), Section 6.3(a) (Conflicts), Section 6.6 (Title to Purchased Assets), Section 6.8 (Ownership and Transfer of Shares), Section 6.18 (Compliance with Laws; Permits), Section 7.1 (Organization and Good Standing), Section 7.2 (Authorization of Agreements), and Section 7.3(a) (Conflicts) (collectively, the “Excluded Representations”) and matters arising from Intentional Misrepresentation shall survive and remain in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations (including any extension thereof); provided, further, that  the representation and warranty of Sellers contained in Section 6.5 (Accounts Receivable) shall survive the Closing until the twelve (12) month anniversary of the Closing Date (in each case, a “Warranty Survival Period”); provided, further, that the representations and warranties of Sellers set forth in Section 6.10 (Taxes) and Section 2.7 (General Tax Warranties) of Annex A hereto, other than the representations and warranties in Sections 2.7(a), (o) and (p) of such Annex A, shall not survive the Closing; and provided, further, that the schedules relating to Sections 2.7(a), (o) and (p) of Annex A hereto shall be provided by Sellers to Purchaser within thirty (30) days of the Closing Date and that the representations and warranties in such sections shall survive until the date thirty (30) days after the delivery by Sellers to Purchaser of the Schedules relating to such sections.

(b)           All of the covenants or other agreements of the parties hereto contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.  No claim for a breach of a covenant or other agreement set forth in this Agreement that (i) by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any party hereto after the first anniversary of the Closing Date, and (ii) by its nature is required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any party hereto after the first anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Covenant Survival Period” and collectively with the Warranty Survival Period, the “Survival Period”).

(c)           Notwithstanding Sections 11.1(a) hereof, any breach of any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Period if notice in writing of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  Any claim not asserted in accordance with this Article 11 on or prior to the expiration of the applicable Survival Period will be irrevocably and unconditionally released and waived except in cases of Intentional Misrepresentation.

11.2         Indemnification by Sellers.

(a)           Subject to Section 11.5, Sellers, jointly and severally, hereby agree to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Damages to the extent based upon or resulting from

(i)            any breach of, or inaccuracy in, any representation or warranty made by Sellers in this Agreement or in any document, schedule, instrument or certificate delivered hereunder or in respect of a claim made based upon alleged facts that if true could constitute any such breach or inaccuracy;

(ii)           any breach or violation of any Pre-Closing Covenant or Post-Closing Covenant by Sellers;

(iii)          any accounts receivable set forth on the Closing Balance Sheet which are not fully collected within one (1) year after the Closing Date, net of any applicable reserve for returns or doubtful accounts reflected thereon;

(iv)          any Excluded Liability;

(v)           any pending litigation as of the Effective Time related to the Business, the Purchased Assets, the Assumed Liabilities, or the Subsidiaries, including, without limitation, the litigation set forth on Schedule 6.17;

(vi)          any noncompliance by any of the Subsidiaries to be in good standing at any time on or prior to the Effective Time and any actions necessary to remedy such noncompliance and cause such Subsidiaries to return to good standing;

(vii)         any noncompliance by Sellers or any of their respective Affiliates with the provisions of any so called “bulk transfer” Law or “bulk sales” Law of California, Florida, Massachusetts, New York or Texas;

(viii)        any claim based on Sellers’ failure to pay fees or amounts due to any financial advisor or broker;

(ix)           any claim by any Employee of a Subsidiary that such Employee is entitled to stock options of Parent or any of its Affiliates, such indemnity to survive for one (1) year after the Effective Time; or

(x)            any claim relating to the presence of asbestos or related substances on the Property, in each case at any time on or prior to the Effective Time.

In the event that Sellers may be obligated to indemnify Purchaser Indemnified Parties under both subsections (i) or (ii) and any of subsections (iii)-(viii) of this Section 11.2, Sellers’ obligations under any of subsections (iii)-(viii) shall be controlling and the limitations provided in Sections 11.1 and 11.5 shall not apply.

(b)           Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

11.3         Indemnification by Purchaser.

(a)           Subject to Section 11.5, Purchaser hereby agrees to indemnify and hold Sellers and their directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Damages based upon or resulting from:

(i)            any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement or in any other document, schedule, instrument or certificate delivered hereunder or in respect of a claim made based upon alleged facts that if true could constitute any such breach or inaccuracy;

(ii)           any breach or violation of any Pre-Closing Covenant or Post-Closing Covenant by Purchaser;

(iii)          based upon or arising directly from any Assumed Liability;

(iv)          based upon or arising directly from Purchaser’s operation of the Business after the Effective Time;

(v)           any noncompliance by Purchaser or any of its respective Affiliates with the provisions of any so called “bulk transfer” Law or “bulk sales” Law of California, Florida, Massachusetts, New York or Texas; and

(vi)          Purchaser’s failure to offer employment to any of the Employees (other than the named executive Employees, the actively employed Employees, and the Absentee Employees), in each case as of immediately prior to the Effective Time, such indemnity to survive for one (1) year after the Effective Time.

(b)           Sellers shall take and cause their Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

11.4         Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

(b)           In the event that any Legal Proceeding shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 11.2 and 11.3 hereof (regardless of the limitations set forth in Section 11.5) (an “Indemnification Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party.  The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is irreparably and materially prejudiced as a result of such failure in which case such indemnification shall be reduced but only to the extent of such irreparable and material prejudice.  The Indemnifying Party shall have the right, at its sole option and expense, to select counsel of its choice to defend the Indemnifying Party, which must be reasonably satisfactory to the Indemnified Party, and to vigorously and diligently defend against, negotiate, settle (subject to subsection (c)) any Indemnification Claim which relates to any Damages indemnified against by it hereunder; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnifying Party, at any time after the Indemnified Party’s delivery of the notice referred to in the first sentence of this clause (b) and before such Indemnifying Party’s written response to the Indemnified Party, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests.  If the Indemnifying Party elects to defend against, negotiate or settle any Indemnification Claim which relates to any Damages indemnified by it hereunder, it shall, within thirty (30) days (or sooner if the nature of the Indemnification Claim so requires), notify the Indemnified Party of its intent to do so and provide reasonable assurance of its ability to pay the Indemnification Claim; provided that if the Indemnifying Party elects not to defend against, negotiate, or settle any Indemnification Claim which relates to any Damages indemnified against hereunder, the Indemnified Party may defend against, negotiate or settle such Indemnification Claim at the sole cost and expense of the Indemnifying Party (subject to Section 11.5); and, provided, further, that if the Indemnifying Party, on behalf of the Indemnified Party, defends against, negotiates, or settles such Indemnification Claim, the attorneys’ fees and other Damages incurred by the Indemnifying Party in connection with such defense, negotiation, or settlement shall reduce (by the amount thereof) the amount recoverable under the Cap by the Indemnified Party from the Indemnifying Party.  If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its or their own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnified Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.

(c)           Notwithstanding anything in Section 11.4(b) to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant provides to the Indemnified Party an unqualified release from all liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant with a release as per the preceding sentence, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 11.5, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Damages of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer, or (B) the aggregate Damages of the Indemnified Party with respect to such Indemnification Claim.

(d)           If Sellers make any payment on an Indemnification Claim relating to Section 11.2(a)(iii), Sellers shall be subrogated, to the extent of such payment, to all rights and remedies of Purchaser with respect to such Indemnification Claim.

(e)           In the event any Indemnified Party should have a claim under Section 11.2 or Section 11.3, as applicable, against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver a written notice with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to give such notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably and materially prejudiced thereby in which case such indemnification shall be reduced but only to the extent of such irreparable and material prejudice.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify, in writing, the Indemnified Party within thirty (30) days thereafter whether the Indemnifying Party disputes the claim described in such notice, the Damages in the amount specified in such written notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to attempt to negotiate a resolution of such dispute within thirty (30) days.

(f)            After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(g)           This Section 11.4 shall not apply to any Claims made in respect of Taxes, which shall be specifically governed by Section 12.4.

11.5         Certain Limitations on Indemnification.

(a)           Except as set forth in Section 11.5(b), notwithstanding the provisions of this Article 11, neither Sellers nor Purchaser shall have any indemnification obligations for Damages under Sections 11.2(a)(i) or 11.3(a)(i), unless and until the aggregate amount of such Damages related thereto exceeds Sixty-Five Thousand Dollars ($65,000), and then only to the extent of such excess.  Subject to Section 11.5(b), in no event shall the aggregate indemnification to be paid by Sellers or Purchaser under this Article 11 exceed Five Million Dollars ($5,000,000) (the “Cap”).

(b)           Notwithstanding anything in this Article 11, the limitations set forth in Section 11.5(a) shall not apply to claims for indemnification in respect of Damages related to or arising out of any misrepresentation or breach of warranty under Section 6.5 (Accounts Receivable), any of the Excluded Representations, Sections 2.7(a), (o), and (p) of Annex A any Intentional Misrepresentation or to Article 12.

(c)           Neither a Purchaser Indemnified Party nor a Seller Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or Section 11.3 with respect to any matter of which Purchaser or Sellers, respectively, waived, in writing, prior to the Closing.  No Indemnifying Party shall be required to indemnify any Indemnified Party to the extent of any Damages that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

(d)           To the extent any amount is an adjustment to the Cash Purchase Price pursuant to Section 4.4, Purchaser shall not make a claim for indemnification under this Article 11 in respect of such adjustment.

11.6         Calculation of Losses.

(a)           The amount of any Damages for which indemnification is provided under this Article 11 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Damages (net of any Tax or expenses incurred in connection with such recovery); provided, however, that Purchaser shall be under no obligation to attempt to recover any amounts under any of its insurance policies.

(b)           If the amount of any Damages for which indemnification is provided under this Article XI gives rise to a Tax Benefit (as defined below) to the Indemnified Party making the Indemnification Claim, then the Indemnification Claim shall be (i) increased to take account of any Tax Cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages.  For purposes of this Section 11.6 and Section 12.4(a), a “Tax Benefit” means the product of (i) any loss incurred for which an immediate deduction is available pursuant to the Code with respect to the claim and (ii) forty percent (40%) and “Tax Cost” means the product of (i) any indemnification payment received which is includible in the recipient’s gross income and (ii) forty percent (40%).

(c)           The amount of any Damages for which indemnification is provided under this Article 11 shall bear interest from and including the date thirty (30) days after receipt by the Indemnifying Party of written notice from an Indemnified Party of a claim for indemnification under this Article 11 (the “Indemnification Interest Date”), but excluding the date of payment, at a rate per annum equal to the rate of interest published by The Wall Street Journal Eastern Edition as the Prime Rate during the period from the Indemnification Interest Date to the date of payment plus four percent (4%).  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.  Such interest amount shall not be applied to the Cap.

11.7         Tax Treatment of Indemnity Payments.  Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article 11 as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

11.8         Exclusive Remedy.  From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article 11.  Notwithstanding the foregoing, this Section 11.8 shall not operate to (i) interfere with or impede the operation of the provisions of Article 4 providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an Independent Accountant, or (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

11.9         Right to Set-off.  Purchaser may set-off any amount to which it may be entitled, solely to the extent finally determined by a court of competent jurisdiction that it is entitled to such amount or pursuant to a written agreement of Parent and Purchaser, under Section 4.4, Article 11 or Article 12 against amounts due by Purchaser to Sellers pursuant to (and in the following order):  (i) any amounts due under Section 4.1(b) from Sellers, (ii) to the extent Sellers’ obligations are not fully satisfied in accordance with clause (i), the Annual Consideration and (iii) to the extent Sellers’ obligations are not fully satisfied in accordance with clause (ii), Sellers shall pay Purchaser such amounts in cash in the form of a bank or cashier’s check or by immediately available funds by wire transfer to such bank account or accounts as may be designated by Purchaser.  Notwithstanding the foregoing, Purchaser may elect that Sellers make payment in accordance with item (iii) of this subsection prior to seeking any set-off in items (i) or (ii) of this subsection.

ARTICLE 12.

TAXES

12.1         Payment of Sales, Use or Similar Taxes.  Purchaser and Sellers shall each be responsible for one-half of any federal, state, local or foreign sales Taxes applicable to the Purchased Assets and Purchased Shares and all other applicable sales, use, value-added, stamp, documentary, filing, recording, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions, transfer or similar fees or Taxes or governmental charges (including real property transfer gains Taxes, UCC3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to income imposed on Sellers or their Affiliates) (collectively, “Transfer Taxes”).  Purchaser shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.  To the extent Seller has any Liability for any Transfer Taxes under this Section 12.1, Seller shall make payment in accordance with Section 12.4(b)(ii).

12.2         Cooperation on Tax Issues.

(a)           Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets, Purchased Shares and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, Sellers and Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Subsidiaries relating to any taxable period beginning at or before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, Sellers and the Subsidiaries, as the case may be, shall allow the other party to take possession of such books and records.

(b)           Sellers and Purchaser further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  The reasonable costs incurred by Sellers and Purchaser during the process of obtaining said certificate or other document shall be borne by the party that benefits of the mitigation, reduction or elimination of any Tax.

12.3         Tax Refunds; Tax Benefit Amounts.

(a)           Any refunds or credits of Taxes of any of the Subsidiaries attributable to any period (or portion thereof) ending at or before the Effective Time (a “Pre-Closing Tax Period”)  which is an Excluded Asset shall be for the benefit of, and promptly paid to, Sellers to the extent not reflected as an asset in the Balance Sheet or the Definitive Closing Amount as finally computed; provided, however, if the Tax being refunded shall have been paid by Purchaser or an Affiliate of Purchaser after the Effective Time, such refund shall be paid to Purchaser or such Affiliate.  Purchaser shall forward or reimburse to Sellers any such Tax refunds or credits received within five (5) days after receipt thereof (but no earlier than two (2) business days after the deposit of any such payment made by check has cleared) reduced by any reasonable out-of-pocket expenses incurred by Purchaser or any of the Subsidiaries to collect such refund or credit.

(b)           Neither Purchaser nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Subsidiaries with respect to a Pre-Closing Tax Period without the prior written consent of Sellers.  Neither Purchaser nor any of its Affiliates shall make or cause any of the Subsidiaries to make an election under Section 338 of the Code or any comparable or similar election under any provision of state, local or foreign Tax Law with respect to the purchase and sale of the stock of any Subsidiary hereunder.

12.4         Tax Matters.

(a)           Tax Indemnification.

(i)            Except as otherwise contemplated in this Agreement, Sellers hereby agree to be liable for and to indemnify and hold Purchaser harmless from and against all Taxes of the Subsidiaries (x) for any taxable period ending at or before the Effective Time, and (y) for the portion of any Straddle Period ending at the Effective Time (determined as provided in Section 12.4(c)).  Notwithstanding the foregoing or anything herein to the contrary, Sellers shall not be liable for any Tax except to the extent such Tax is in excess of the amount of Taxes reflected on or included in (i) the Definitive Closing Amount as finally computed or (ii) the Financial Statements, in each case as a liability.  Sellers’ obligation under this Section 12.4(a) shall be reduced by any currently realizable Tax Benefit and increased by any Tax Cost, in each case determined in accordance with the principles set forth in Section 11.6(a).

(ii)           Sellers hereby agree to be liable for and to indemnify and hold Purchaser harmless from and against all Excluded Liabilities set forth in Section 2.4(b) and Section 2.4(c).

(iii)          Purchaser hereby agrees to be liable for and to indemnify and hold Sellers harmless from and against all Taxes of the Subsidiaries (i) for any taxable period beginning after the Effective Time and (ii) for the portion of any Straddle Period beginning after the Effective Time.

(iv)          Purchaser hereby agrees to be liable for and to indemnify and hold Sellers harmless from and against all Assumed Liabilities set forth in Section 2.3(f) and Section 2.3(g).

(b)           Filing of Tax Returns; Payment of Taxes.

(i)            Following the Closing, Parent shall cause to be timely prepared and filed any consolidated, combined or unitary return that includes a Subsidiary together with Parent, Sellers or any Affiliate of Sellers (other than the Subsidiaries) (a “Parent Group Return”), and Purchaser shall cause to be timely prepared and filed all Tax Returns required to be filed by the Subsidiaries after the Effective Time (“Post-Closing Tax Returns”). Purchaser shall pay or cause to be paid all Taxes shown on any Post-Closing Tax Returns. Parent shall pay or cause to be paid all Taxes shown on Parent Group Returns.  To the extent that any Post-Closing Tax Return includes Taxes for which Sellers may be responsible under Section 12.4(a)(i) and Section 12.4(a)(ii), Purchaser shall cause the relevant Subsidiaries to provide Sellers with copies of such completed Tax Returns at least forty-five (45) days prior to the due date for filing thereof, along with supporting workpapers, for Sellers’ review and approval.  Sellers and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Sellers and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 12.4(e), which resolution shall be binding on the parties.  In the event that such Tax Returns are provided to Parent, but are provided less than forty-five (45) days prior to the due date for filing thereof, Purchaser’s failure to timely provide Parent with copies of such Tax Returns shall not negate Parent’s obligation to reimburse Purchaser for Taxes for which Sellers are responsible; provided, however, that Sellers shall be responsible for such Taxes only after having ample opportunity (which, for the avoidance of doubt, shall be no less than thirty (30) days) to review and approve of such Tax Returns prior to filing in a manner consistent with this Section 12.4(b)(i); provided, further, that in such event Parent shall not be liable to Purchaser for any interest or penalty accruing after the due date therefore unless such delay is due to Sellers’ failure to timely provide requested information to Purchaser.

(ii)           Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 12.4(b)(i), Sellers shall pay to Purchaser the amount of Taxes, if any, for which Sellers are responsible under Section 12.4(a) as shown on such Tax Returns, provided that Purchaser has complied with its obligations under Section 12.4(b)(i).

(c)           Straddle Period Tax Allocation.  The Subsidiaries and Purchaser will, unless prohibited by applicable Law, close the taxable period of each of the Subsidiaries as of the close of business at the Effective Time.  If applicable Law does not permit a Subsidiary to close its taxable year at the Effective Time or in any case in which a Tax relating to any of the Purchased Assets, Purchased Shares or Subsidiaries is assessed with respect to a taxable period which includes the Effective Time (but does not end on that day) (a “Straddle Period”), Taxes relating to the Purchased Assets, Purchased Shares or Subsidiaries shall be allocated to the periods on or before and after the Effective Time as follows:  (i) in the case of Taxes such as property Taxes, ad valorem obligations, or similar recurring Taxes during the Straddle Period, such Taxes shall be allocated to periods on or before and after the Effective Time on a per diem basis and (ii) in the case of all other Taxes during the Straddle Period, such Taxes shall be allocated (A) to Sellers for the period up to and including the close of business at the Effective Time, and (B) to Purchaser for the period subsequent to the Effective Time.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the relevant Subsidiaries as of the close of business on the day prior to the Effective Time, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending at the Effective Time and the period after the Effective Time in proportion to the number of days in each such period.

(d)           Tax Audits.

(i)            If notice of any action, suit, investigation or audit with respect to Taxes of any of the Subsidiaries (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to this Agreement, the notified party shall notify the other party in writing of such Tax Claim.  Failure to notify the other party of the Tax Claim will not relieve the other party of any liability that it may have to the notified party, except to the extent that the other party demonstrates that the defense of such Tax Claim is prejudiced by the notified party’s failure to give such notice.

(ii)           To the extent the Tax Claim relates to a Pre-Closing Tax Period, Sellers will have the right to assume control of the defense of the Tax Claim with counsel of their choice at any time within thirty (30) days after Sellers have received notice of the Tax Claim.  If Sellers assume such defense, the relevant Subsidiary and/or Purchaser shall have the right to participate in the defense thereof and to employ at their own expense counsel reasonably acceptable to Sellers separate from the counsel employed by Sellers.  So long as Sellers have assumed and are conducting the defense of the Tax Claim in accordance with the above, the relevant Subsidiary and/or Purchaser will not consent to the entry of any judgment on or enter into any settlement with respect to the Tax Claim without the prior written consent of Sellers.  In the event that Sellers refuse to assume the defense of the Tax Claim as provided above, the relevant Subsidiary and/or Purchaser may defend against the Tax Claim; provided, however, that neither the relevant Subsidiary nor Purchaser may consent to the entry of any judgment on or enter into any settlement with respect to the Tax Claim without the prior written consent of Sellers.

(e)           Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to Sellers and Purchaser.  The fees and expenses of such accounting firm shall be borne equally by Sellers, on the one hand, and Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(f)            Time Limits.  Any claim under this Section 12.4 may only be made until (a) the third anniversary of the filing of the relevant Tax Return with respect to any Tax for a Pre-Closing Period or a Straddle Period filed with a United States federal , state or local Taxing Authority, and (b) the relevant statute of limitations under applicable Tax Law for any Tax Return filed with a foreign Taxing Authority.

ARTICLE 13.

MISCELLANEOUS

13.1         Exclusivity of Agreement.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, the Transaction Documents and other documents referenced herein and therein; and the parties hereto expressly disclaim that they are owed any duties not expressly set forth in this Agreement, the Transaction Documents and other documents referenced herein and therein.  The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at Law or in equity for breach of contract only (as such contract remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or clause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

13.2         Expenses.  Except as otherwise provided in this Agreement (including, without limitation, Section 5.1(b)), Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, each of Sellers and Purchaser shall be responsible for one-half of all filing fees lawfully payable to or at the request of any Governmental Body in connection with this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

13.3         Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and exhibits hereto) the Transaction Documents, the Disclosure Schedules and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and the parties hereto expressly disclaim that they are owed any duties not expressly set forth herein and therein.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.4         Governing Law; Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the Laws of another jurisdiction.  The parties hereto further agree that the Federal and state courts sitting in New York County, New York shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Agreement, and the parties expressly consent to and agree not to contest such exclusive jurisdiction.

13.5         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

BancTec, Inc.

2701 East Grauwyler Road

Irving, Texas 75061

Facsimile:  (972) 821-4844

Attention:  General Counsel

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court

Suite 300

Dallas, Texas 75201

Facsimile: (214) 746-7777

Attention: D. Gilbert Friedlander

If to Purchaser, to:

c/o QualxServ, LLC

836 North Street

Tewksbury, Massachusetts 01876-1253

Facsimile:  (978) 848-9126

Attn: Mr. Robert C. Lerner

With a copy to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Facsimile: (212) 704-6288

Attention: Henry I. Rothman, Esq.

13.6                           Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.   Such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.

13.7                           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  Notwithstanding the foregoing, Purchaser may assign this Agreement to one or more of its Affiliates.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

13.8         Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder (other than Sellers as stockholders of the Subsidiaries), Affiliate, agent, attorney or representative of Sellers, the Subsidiaries or their Affiliates shall have any liability for any obligations or liabilities of Sellers or the Subsidiaries under this Agreement or the Seller Documents or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.9         Provision Respecting Legal Representation.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Weil, Gotshal & Manges LLP may serve as counsel to any Seller and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Weil, Gotshal & Manges LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

13.10       Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile, .pdf transmission or similar means of electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.11       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO, HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN

THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT AND AGREES THAT ANY PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed by their respective authorized officers as of the date first written above.

BANCTEC, INC.

By:
	Name:	J. Coley Clark
	Title:	President, Chief Executive Officer and Chairman of the Board of Directors

BTC INTERNATIONAL HOLDINGS, INC.

By:
	Name:	J. Coley Clark
	Title:	President

QUALXSERV HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Purchase Agreement]

Annex A

1.                                      INTERPRETATION

1.1                                 The definitions this Annex A apply only in this Annex A to this Agreement.  Terms defined in other parts of this Agreement apply throughout this Annex A.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Statutory Agreement: an agreement or undertaking entered into under any legislation.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

VATA 1994: the Value Added Tax Act 1994.

2.                                      ADDITIONAL WARRANTIES AND REPRESENTATIONS OF SELLER

SELLERS JOINTLY AND SEVERALLY WARRANT AND REPRESENT TO THE PURCHASER AS FOLLOWS:

2.1                                 [Reserved].

2.2                                 [Reserved].

2.3                                 UK Lease.

(a)                                  [Reserved].

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  [Reserved].

(f)                                    [Reserved].

(g)                                 [Reserved].

(h)                                 [Reserved].

(i)                                     [Reserved].

(j)                                     [Reserved].

[Signature Page to Purchase Agreement]

(k)                                  Other than the report dated 4 May 2006 from Mott Macdonald, neither Sellers, nor the Subsidiaries, have received any adverse report from any engineer, insurer, surveyor or other professional relating to any of the Property and they are not aware of any predecessor in title having done so.

(l)                                     To the Knowledge of Sellers, nothing has occurred which would, or has, materially adversely affected the Property since 4 May 2006.

(m)                               [Reserved].

(n)                                 [Reserved].

(o)                                 [Reserved].

(p)                                 [Reserved].

(q)                                 To the Knowledge of Sellers, there are no unstable hazardous substances on the Property including the conduit fixtures plant and equipment.  Notwithstanding the foregoing, Purchaser acknowledges that Sellers believe that the Property was formerly the site of an asbestos factory.

(r)                                    [Reserved].

(s)                                  Sellers and their Affiliates are neither aware of any breaches of any statutory requirements in relation to any substances stored on the Property nor are they aware of any breach of the Construction Design and Management Regulations of 1994 or 2007.

2.4                                 [Reserved].

2.5                                 [Reserved].

2.6                                 Corporate

All the information, excluding financial information, in respect of BancTec UK Ltd. filed at Companies House in England and Wales is true and accurate in all material respects.

2.7                                 General Tax Warranties

(a)                                  Schedule 2.7(a) to this Annex A contains details (so far as they affect BancTec UK Ltd.) of all current dispensations agreed with HM Revenue & Customs in relation to PAYE and all notifications given by HM Revenue & Customs under section 65(6) of the Income Tax (Earnings and Pensions) Act 2003.

(b)                                 The Sellers are not aware of any circumstances with respect to BancTec UK Ltd. existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

2

(c)                                  All transactions in respect of which any clearance or consent was required from any Taxation Authority have been entered into by BancTec UK Ltd. after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

(d)                                 BancTec UK Ltd. has sufficient records to determine the tax consequence, which would arise on any disposal or realization of any asset owned at 31 December 2006 or acquired since that date, but prior to Closing.

(e)                                  BancTec UK Ltd. has not made any payments representing installments of corporation tax pursuant to the Corporation Tax (Installment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

(f)                                    BancTec UK Ltd. does not hold any asset on the disposal of which Schedule 4 to TCGA 1992 may apply.

(g)                                 BancTec UK Ltd. is party to a loan relationship made other than on arm’s length terms. There are no circumstances in which paragraphs 11 and 11A of Schedule 9 to the Finance Act 1996 could apply to require an adjustment of debits and/or credits brought into account by BancTec UK Ltd.

(h)                                 BancTec UK Ltd. has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 249 of the Finance Act 1994 and section 788 of ICTA 1988 or for any other tax purpose.

(i)                                     BancTec UK Ltd. has not caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies) without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate).

(j)                                     BancTec UK Ltd. would not be a person to whom section 132(3) of the Finance Act 1988 applies in relation to a migrating company.

(k)                                  BancTec UK Ltd. is not, or within the last seven years has not had, a permanent establishment outside the UK.

(l)                                     BancTec UK Ltd. is not an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Taxation in the country of residence of BancTec UK Ltd.

(m)                               BancTec UK Ltd. is not, nor has it been within the past seven years, a dual residence company for the purposes of section 404(4) of ICTA 1988.

3

(n)                                 All supplies made by BancTec UK Ltd. are taxable supplies. BancTec UK Ltd. has not been, or will not be, denied full credit for all input tax under sections 25 and 26 of the VATA 1994 (and regulations made under it) or for any other reasons. All VAT paid or payable by BancTec UK Ltd. is input tax as defined in section 24 of the VATA 1994 and regulations made under it.

(o)                                 Schedule 2.7(o) to this Annex A contains full details of the group registration, including details of each company which has, or has been, in the period of six years ending with the date of Closing, a member of that group.

(p)                                 For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, BancTec UK Ltd. and any relevant associates of such company (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) have each exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed as having been the subject of such an election in Schedule 2.7(p) to this Annex A and:

(1)                                  Neither BancTec UK Ltd. nor any relevant associate of such company (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has any intention of exercising, or obligation to exercise, such an election in respect of any other of the Properties;

(2)                                  all things necessary for the election to have effect have been done and, in particular, any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained;

(3)                                  a copy of the notification, and of any permission obtained from HM Revenue & Customs in connection with the election, is included in the Disclosure Letter;

(4)                                  no election has or will be disapplied or rendered ineffective under paragraph 2(3AA) of Schedule 10 to the VATA 1994;

(5)                                  Neither BancTec UK Ltd. nor any relevant associate of such company (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has charged VAT, whether on rents or otherwise, which is not properly chargeable; and

(6)                                  Neither BancTec UK Ltd. nor any relevant associate of such company (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has agreed to refrain from making an election in relation to any of the Property.

(q)                                 BancTec UK Ltd. does not own, or has not at any time within the period of ten years preceding the date of this agreement owned, any assets which are capital

4

items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

(r)                                    BancTec UK Ltd. has not made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of BancTec UK Ltd., whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of BancTec UK Ltd. or any of its Affiliates for Taxation purposes, whether up to or after the Accounts Date.

(s)                                  BancTec UK Ltd. does not participate in a scheme under section 713 of the Income Tax (Earnings and Pensions) Act 2003.

(t)                                    Any document that may be necessary or desirable in proving the title of BancTec UK Ltd. to any asset which is owned by BancTec UK Ltd. at Closing, and each document which BancTec UK Ltd. may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

2.8                                 Provision of Schedules.

Sellers and Purchaser hereby agree that Sellers shall have until the thirtieth (30th) day after the Closing Date to provide the schedules to this Annex A referenced above in Sections 2.7(a), (o) and (p) of this Annex A.

5